Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

LONGHORNS ACQUISITION LLC,

AS BUYER,

AND

ARMANDO GONZALES

AND

LEE HUDSON,

AS SELLERS

Dated as of July 1, 2025

TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2025, is made and entered into by and among Longhorns Acquisition LLC, a Delaware limited liability company (“Buyer”), and Armando Gonzales, a resident of the State of Texas (“Mr. Gonzales”), and Lee Hudson, a resident of the State of Texas (“Mr. Hudson” together with Mr. Gonzales, the “Sellers” and each a “Seller”).

RECITALS

WHEREAS, Sellers are the record and beneficial owners of all of the issued and outstanding Equity Securities of the Company (collectively, the “Purchased Equity”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Purchased Equity on the terms and subject to the conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“ACA Reports” has the meaning set forth in Section 5.18(l).

“Action” means any civil, criminal or administrative action, claim, litigation, arbitration, inquiry, audit, examination, investigation, or other proceeding of any nature by or before any Governmental Authority (including any Tax Contest).

“Actual Cash” has the meaning set forth in Section 2.2(b).

“Actual Indebtedness” has the meaning set forth in Section 2.2(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.2(b).

“Actual Working Capital” has the meaning set forth in Section 2.2(b).

“Adrian Gonzales Employment Agreement” has the meaning set forth in Section 3.2(f).

“Adrian Gonzales Phantom Agreement” has the meaning set forth in Section 3.2(c).

“Adjustment Escrow Amount” means One Hundred Ninety-Three Thousand and 00/100 Dollars ($193,000.00).

“Adjustment Shortfall” has the meaning set forth in Section 2.2(d)(ii).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including (a) in the case of Buyer from and after the Closing, the Company and (b) in the case of any natural person, any trust maintained for the benefit of such natural person or such natural person’s spouse or minor children (whether natural or adopted). For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group of corporations or other entities that files a combined, consolidated, unitary or similar Tax Return that includes (or was or is required to include) the Company, including any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of applicable Law.

“Agreed Amount” has the meaning set forth in Section 8.5(b).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means (a) the Escrow Agreement, (b) the Gonzales Employment Agreement, (c) the Hudson Employment Agreement, (c) the Adrian Gonzales Employment Agreement, (d) the Hudson Phantom Agreement, (e) the Adrian Gonzales Phantom Agreement, (f) the Lease Agreement, and (g) any other agreements, documents, instruments and/or certificates executed and delivered by the parties hereto or thereto in connection with the consummation of the Contemplated Transactions.

“Annual Financial Statements” has the meaning set forth in Section 5.4.

“Business” means the sale and repair of electric motors, switchgear repair, transformer repair, cable testing, infrared studies, relay testing, arc flash studies and related field services.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required by applicable Law to be closed.

“Business Personnel” means the employees of, and independent contractors providing services to, the Company.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” means (a) Buyer, (b) its Affiliates and Subsidiaries (which, after the Closing, shall include the Company), (c) their respective equityholders, members, partners, and Representatives, and (d) their respective heirs, executors, successors, and permitted assigns.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cash” means the aggregate cash and cash equivalents (including bank account balances, marketable securities, and short term investments), less uncashed checks (including checks in transit) and drafts, security deposits, restricted cash, and any other cash or cash equivalents that are not freely usable, of the Company calculated in accordance with GAAP.

“CERCLIS” has the meaning set forth in Section 5.15(h).

“Chosen Courts” has the meaning set forth in Section 9.12.

“Claimed Amount” has the meaning set forth in Section 8.5(b).

“Claims” has the meaning set forth in Section 7.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 2.2(b).

“Closing Statement Objection Notice” has the meaning set forth in Section 2.2(c).

“Closing Statement Review Period” has the meaning set forth in Section 2.2(c).

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA, and the rules and regulations promulgated under the applicable provisions of the Code and ERISA.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” means Roundhouse Electric & Equipment Co., Inc., a Texas corporation.

“Company Enterprise Valuation” means Twenty-Two Million Three Hundred Fifty Thousand and 00/100 Dollars ($22,350,000.00).

“Company Intellectual Property” has the meaning set forth in Section 5.13(b).

“Company IP Registrations” has the meaning set forth in Section 5.13(b).

“Company Securities” has the meaning set forth in Section 5.3(b).

“Confidential Information” means all trade secrets, know-how, and other confidential or proprietary information and data of or relating to the Company or the Business (whether or not expressly identified as confidential or proprietary), including: (a) the Company’s business information and materials, including financial information, books and records, business plans, business proposals, customer and vendor contract terms and conditions, pricing and bidding methodologies and sales data, current or prospective customer lists, contact information, preferences, and other business information, supplier lists, contact information, preferences, and other business information, business partner lists, contact information, preferences and other business information, and similar information; (b) the Company’s personnel information and materials, including employee lists and contact information, employee performance information, employee compensation information, recruiting sources, contractor, and consulting information, contacts, and costs, and similar information; (c) the Company’s information and materials relating to future plans, including marketing strategies, pending projects and proposals, proprietary production processes, research and development strategies, and similar items; (d) the Company’s technical information and materials, including computer programs, software, databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items; and (e) any other information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors.

“Contemplated Transactions” means, collectively, (a) the sale and purchase of the Purchased Equity, and (b) the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means, with respect to any Person, any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, arrangement, or instrument, or any commitment to enter into any of the foregoing (in each case, whether written or oral) to which such Person is a party or by which any of its assets are bound.

“Current Assets” means, without duplication, the current assets of the Company, determined in accordance with the Working Capital Methodology, excluding any (a) Cash, (b) marketable securities, (c) fixed assets, (d) personal vehicles or other non-core assets, (e) intangible assets and (f) current or deferred Tax assets.

“Current Liabilities” means, without duplication, the current liabilities of the Company, determined in accordance with the Working Capital Methodology, excluding any (a) Indebtedness to the extent expressly set forth in the Payoff Letters or otherwise paid at or prior to the Closing and included in the calculation of the Estimated Indebtedness, (b) Transaction Expenses to the extent expressly set forth in an invoice and included in the calculation of the Estimated Transaction Expenses, and (c) current or deferred income Tax Liabilities.

“Deferred Payroll Taxes” any Taxes imposed on the Company for all Pre-Closing Tax Periods the payment of which is deferred until after the Closing Date under the provisions of the CARES Act, any COVID-19 relief or similar governmental program.

“Direct Claim” has the meaning set forth in Section 8.5(b).

“Disclosing Party” has the meaning set forth in Section 7.2.

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Benefit Plan” means all pension, profit sharing, retirement, stock purchase, stock option, profits interest, phantom equity, bonus, incentive compensation (including equity options or incentives, restricted equity, equity bonus, sale bonus, and deferred bonus plans) and deferred compensation plans, life, health, vision, dental, accident or disability, workers’ compensation, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), or other employee welfare benefit plans (insured or self-insured), educational assistance, pretax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, employment agreements, consulting agreements, and any other employee benefit plans, practices, policies, or arrangements of any kind, whether written or oral, which are currently provided, sponsored, maintained or contributed to by the Company or any of its Affiliates for the benefit of any of their respective employees (including former employees), officers, directors, consultants or independent contractors or the dependents of any of them, or under which the Company or any of its Affiliates has any current or potential Liability (whether actual, potential or contingent), including any “employee benefit plan” (as defined in ERISA 3(3)), whether or not such plan is subject to ERISA.

“Employment Loss” has the meaning set forth in the WARN Act.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally or (b) any general principles of equity.

“Environmental Laws” means all Laws, common law, and related regulations concerning public health and safety, occupational safety and health hazards, pollution, or protection of the environment, including: all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, in each case, as the foregoing Laws have been or may be amended or supplemented and any analogous federal, state, provincial, or local Law promulgated pursuant thereto and such other Laws (domestic or foreign) relating to or addressing similar subject matter of any of the foregoing or amendments to the foregoing.

“Equity Securities” means any (a) units, stock, shares, partnership interests or other equity securities or capital interests, (b) warrants, options or other rights to purchase or otherwise acquire any of the securities described in clause (a) of this definition, (c) equity appreciation rights or profits interests, or (d) obligations, evidences of Indebtedness or other securities or interests convertible into or exchangeable for any securities of the type described in clause (a), (b) or (c) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company, any other Person that is a member of its controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code.

“Escrow Agent” means US Bank National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement being entered into at the Closing by and among Buyer, Sellers, and the Escrow Agent.

“Escrow Amount” means the sum of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Tax Escrow Amount.

“Estimated Cash” has the meaning set forth in Section 2.2(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Consideration” means an amount equal to the sum of: (a) the Preliminary Purchase Price; plus (b) the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Target; minus (c) the amount, if any, by which the Working Capital Target exceeds the Estimated Working Capital; minus (d) the Estimated Indebtedness; plus (e) the Estimated Cash; minus (f) the Estimated Transaction Expenses.

“Estimated Indebtedness” has the meaning set forth in Section 2.2(a).

“Estimated Payment” means an amount equal to the sum of: (a) the Estimated Consideration; minus (b) the Escrow Amount.

“Estimated Payment Adjustment” means an amount (which may be positive or negative) equal to the sum of: (a) the Actual Working Capital minus the Estimated Working Capital; plus (b) the Estimated Indebtedness minus the Actual Indebtedness; plus (c) the Estimated Transaction Expenses minus the Actual Transaction Expenses; plus (d) the Actual Cash minus the Estimated Cash.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.2(a).

“Estimated Working Capital” has the meaning set forth in Section 2.2(a).

“Financial Statements” has the meaning set forth in Section 5.4.

“Fundamental Representations” means: (a) of or with respect to Sellers, the representations and warranties of Sellers contained in Section 4.1 (“Authorization; Enforceability”), Section 4.2 (“Noncontravention”), Section 4.3 (“Ownership”), and Section 4.5 (“No Broker”); (b) of or with respect to the Company, Section 5.1 (“Organization; Authorization; Enforceability”), Section 5.2 (“Noncontravention”), Section 5.3 (“Capitalization; Subsidiaries”), Section 5.5 (“No Undisclosed Liabilities”), Section 5.9 (“Compliance with Laws”) Section 5.11(a) and (b) (“Title to and Sufficiency of Assets; Condition of Assets”), Section 5.14 (“Tax Matters”), Section 5.15 (“Environmental Matters”), Section 5.18 (“Employee Benefit Matters”) and Section 5.23 (“No Broker”); and (c) of or with respect to Buyer, the representations and warranties of Buyer contained in Section 6.1 (“Organization; Authorization; Enforceability”), Section 6.2 (“Noncontravention”), and Section 6.5 (“No Broker”).

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Gonzales Employment Agreement” has the meaning set forth in Section 3.2(d).

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, Tax or tribunal of competent jurisdiction.

“Hazardous Materials” means all hazardous substances, as that term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or contaminant under or pursuant to any Environmental Law, including petroleum and derivatives thereof, asbestos and asbestos-containing materials, PCBs, perfluoroalkyl substances (PFASs), urea, formaldehyde, pesticides, herbicides, and fertilizers natural gas liquids, lead and lead-based paints and materials, flammable, explosive, or radioactive materials, microbial matter, biological toxins, mycotoxins, mold or mold spores, radon, and any other agriculture chemicals.

“Hudson Employment Agreement” has the meaning set forth in Section 3.2(e).

“Hudson Phantom Agreement” has the meaning set forth in Section 3.2(b).

“Indebtedness” means, with respect to any Person, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage, or other amounts payable in connection with the prepayment, repayment, or retirement thereof) of such Person consisting of or related to (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, or other debt security (including a purchase money obligation), (c) obligations under leases that are required to be capitalized in accordance with GAAP, (d) obligations for the deferred purchase price of property, goods, or services (other than trade payables or accruals incurred in the Ordinary Course to the extent included within Working Capital (as finally determined in accordance herewith), but including any deferred purchase price Liabilities, contingent payments, earnouts, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether or not contingent), (e) letters of credit (whether drawn or undrawn), (f) all obligations under any currency or interest rate swap, hedge, or similar agreement or arrangement (with respect to the Company and the Business, determined as if such instrument were terminated as of the Closing Date), (g) the Tax Liability Amount and all Deferred Payroll Taxes, (h) with respect to the Company, (i) any and all unpaid salaries, wages, commissions, and bonuses earned by, or owed to, any current or former Business Personnel through the Effective Time, including (whether or not earned as of the Closing) the pro rata portion of any bonuses for the year in which the Closing occurs that is no less than the bonuses paid in respect of the prior year or, if greater, the target bonus for the current year, (ii) any and all unused vacation and other paid time off earned by, or owed to, any current or former Business Personnel through the Effective Time, (iii) any and all severance, separation, or similar benefits or payments owed to any current or former Business Personnel through the Effective Time, and (iv) any and all unpaid contributions and payments required to be made by the Company under the Employee Benefit Plans through the Effective Time, in each case with respect to this clause (h), including the employer portion of all employment, payroll, or other similar Taxes payable with respect to the payments described in this clause (h), (i) with respect to the Company, any declared or accrued but unpaid dividends or distributions on any of the Equity Securities of the Company, and (j) any and all guarantees of any Liability of a third party of the type described in the foregoing clauses (a) through (i).

“Indemnified Party” has the meaning set forth in Section 8.5(a)(i).

“Indemnified Taxes” means, without duplication: (a) all Taxes of Sellers for any Tax period; (b) all Taxes (or non-payment thereof) imposed on, allocated to or incurred or payable by the Company, or for which the Company otherwise may be liable, for any and all Pre-Closing Tax Periods, including attributable, under the principles Section 7.4(a) to the portion of a Straddle Period ending at the close of the Closing Date and including any Taxes that were deferred pursuant to the CARES Act (or any other corresponding or similar provision of other applicable Law with respect to Taxes); (b) any Liabilities of the Company for Taxes of another Person by reason of being (or ceasing to be) or having been a member of (or leaving) an Affiliated Group on or prior to the Closing Date (or being included (or required to be included)) in any Tax Return relating thereto; (c) all Liabilities imposed on the Company for any Taxes as a transferee or successor, by Contract, by Law, or otherwise, to the extent such Taxes relate to an event or transaction occurring or circumstance existing on or before the Closing Date; (d) any and all Transfer Taxes; (e) any Taxes, including employment, payroll, withholding or other Taxes with respect to the transactions contemplated by this Agreement and the payments arising therefrom; (f) any Taxes resulting from any election pursuant to Section 108(i) or 965(h) of the Code (or any similar provision of state, local or non-U.S. Tax Law) on or prior to the Closing Date; (g) any Taxes imposed pursuant to Sections 951 or 951A of the Code with respect to all Pre-Closing Tax Periods; (h) any Taxes resulting from any breach or inaccuracy of any of the representations set forth in Section 5.14 or any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 7.4, and (i) any and all Taxes and Losses arising out of, or relating to the matters disclosed on Schedule 5.14.

“Indemnifying Party” has the meaning set forth in Section 8.5(a)(i).

“Indemnity Escrow Amount” means One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00).

“Independent Accounting Firm” means Weaver and Tidwell, L.L.P.

“Intellectual Property” has the meaning set forth in Section 5.13(a).

“Interim Financial Statements” has the meaning set forth in Section 5.4.

“Invoices” has the meaning set forth in Section 3.2(p).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to a natural Person, the knowledge of such Person after a due and reasonable inquiry, and “Knowledge” as it is applied to the Company means the knowledge of either Seller, Adrian Gonzales, Daniel Mendoza, and/or Jeremy Cody in each case of the foregoing, after due and reasonable inquiry (including without limitation, inquiry of any such Person’s direct reports).

“Latest Balance Sheet” has the meaning set forth in Section 5.4.

“Latest Balance Sheet Date” has the meaning set forth in Section 5.4.

“Law” means any federal, state, county, provincial, or local, or other foreign law, statute, legislation, constitution, principle of common law, judicial decision, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, directive, determination, charge, direction, or other restriction of any Governmental Authority, as well as any act issued by any competent authority in application thereof.

“Lease Agreement” has the meaning set forth in Section 3.2(g).

“Leased Real Property” means all of the real property (i) leased, subleased, or licensed by the Company, (ii) owned, leased or subleased by any other Person and that is used by the Company in the Business or (iii) otherwise subject to a Lease to which the Company is a party.

“Leases” means all written or oral leases, ground leases, subleases and other leasehold interests, licenses, concessions and other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which the Company holds, uses, occupies or possesses any Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability, debt, obligation, or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent or matured or unmatured), including any arising under any Law, License, Action, or Contract and including any and all liabilities for Taxes.

“License” means any permit, license, franchise, approval, authorization, registration, certificate, variance, consent, or similar right required to be obtained from, or otherwise issued by, any Governmental Authority.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, transfer restriction, or other encumbrance of any kind or nature whatsoever.

“Loss” means any loss, damage, Liability, demand, Action, assessment, judgment, deficiency, cost, penalty, fine, Tax, or other cost or expense (including reasonable attorney’s, and accountant’s fees, costs, and expenses incurred in resolving, investigating or defending against any Action).

“Material Adverse Effect” means any event, occurrence, fact, development, condition, or change, individually or in the aggregate with any other event, occurrence, fact, development, condition, or change, (a) that has, or is reasonably expected to have, a material adverse effect on the business, operations, results of operations, prospects, earnings, condition (financial or otherwise), assets (including intangible assets), or Liabilities of the Company or (b) that would or could reasonably be expected to impair or delay, in any material respect, the ability of the Company or Sellers to consummate the transactions contemplated hereby; provided, however, “Material Adverse Effect” shall not include any event, occurrence, fact, development, condition or change to the extent arising out of or attributable to (except, with respect to the following clauses (i) through (iv), (vi), and (vii), to the extent such event, occurrence, fact, development, condition, or change disproportionately affects the Company as compared to other participants in any industry in which the Company operate): (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operate; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Law or GAAP or the enforcement, implementation, or interpretation thereof, in each case, after the date hereof; and or (vi) any natural disaster.

“Material Contracts” has the meaning set forth in Section 5.7(a).

“Material Licenses” has the meaning set forth in Section 5.10.

“Most Recent Year End” has the meaning set forth in Section 5.4.

“Ordinary Course” means the ordinary and usual course of business consistent with past custom and practice (including using reasonable best efforts to preserve intact relationships with customers, suppliers, and key employees) of the Person in question.

“Organizational Documents” means: (a) with respect to a corporation, the certificate of formation or articles of incorporation and bylaws; (b) with respect to any other entity (including any trust), each charter, certificate of formation or organization, partnership agreement, joint venture agreement, operating agreement, trust agreement, and similar document, as applicable, adopted or filed in connection with the creation, formation, or organization of such entity; and (c) any amendment to any of the foregoing.

“Owned Real Property” means the real property owned by the Company, together with all buildings, improvements, structures and facilities located thereon and all right, title, interest, estate, privileges, and obligations of the Company thereto.

“Payoff Letters” has the meaning set forth in Section 3.2(o).

“Permitted Liens” means: (a) statutory Liens for current Taxes that are not due and payable as of the Closing Date; (b) Liens imposed by Law (such as materialmen’s, mechanic’s, workmen’s, carrier’s, and repairmen’s Liens) that both (i) arise or are incurred in the Ordinary Course to secure amounts that are not due and payable as of the Closing Date or are being contested in good faith by appropriate proceedings and (ii) do not exceed Ten Thousand and 00/100 Dollars ($10,000.00) in the aggregate; and (c) with respect to the Real Property only, zoning, building or other restrictions, variances, rights of way, easements, or other minor irregularities in title, none of which, individually or in the aggregate, interferes in any material respect with the continued occupancy or use or value of any of the Real Property for the purpose for which it is used as of the Closing Date.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, joint stock company, estate, labor union, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pre-Closing Period Tax Return” means any Tax Return of or with respect to the Company for a Taxable period ending on or prior to the Closing Date.

“Pre-Closing Tax Period” means (a) any Taxable period ending on or before the Closing Date, and (b) the portion of any Straddle Period ending on and including the Closing Date.

“Preliminary Purchase Price” means an amount equal to the sum of: (a) the Company Enterprise Valuation; minus (b) the Sellers Rollover Equity Valuation.

“Products and Work” has the meaning set forth in Section 5.26(a).

“Purchased Equity” has the meaning set forth in the Recitals.

“R&W Insurance Policy” means the buyer-side Representation and Warranty Insurance Policy bound as of the date hereof.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Related Party” means (a) any officer, director, or equityholder of the Company, (b) any individual related by blood, marriage, or adoption to any individual listed in clause (a) of this definition or to any equityholder of the Company (including Sellers), or (c) any Person in which any individual listed in clause (a) or (b) of this definition has a beneficial interest.

“Release” means any spilling, leaking, emitting, discharging, depositing, placing, escaping, leaching, dumping, or other releasing into the environment, or as otherwise specified in the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Releasees” has the meaning set forth in Section 7.3(a).

“Releasors” has the meaning set forth in Section 7.3(a).

“Remedial Action” means any action required by any Governmental Authority or Environmental Law to investigate, clean up, remove, treat, monitor, report, remedial, or in any other way address any Hazardous Materials.

“Representative” means, with respect to any Person, such Person’s directors, managers, officers, employees, counsel, financial advisors, accountants, agents, consultants, contractors, vendors, and other representatives.

“Restricted Period” has the meaning set forth in Section 7.5(a).

“Retention Amount” means One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00).

“Schedules” means the Schedules delivered by the Company, Sellers, and Buyer concurrently with the execution and delivery of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” means (a) Sellers, (b) their respective Representatives, and (d) their respective heirs, executors, successors and permitted assigns. For the avoidance of doubt, after the Closing the term “Seller Indemnified Parties” shall not include the Company.

“Seller” has the meaning set forth in the Preamble.

“Sellers” has the meaning set forth in the Preamble.

“Sellers Rollover Equity Valuation” means Three Million Four Hundred Sixty-Four Thousand Two Hundred Sixty-Seven and 71/100 Dollars ($3,464,267.71).

“Special Tax Matter” means any and all Tax liabilities and/or Losses arising out of or relating to the Company’s failure to collect, remit, report, and/or pay Taxes in New Mexico and Texas, including, without limitation, the matters described in Schedule 5.14(a).

“Special Tax Matter End Date” means the date of final, non-appealable resolution (to Buyer’s reasonable satisfaction) of, and payment of any amounts due and owing with respect to, all Special Tax Matters.

“Specified Entity” has the meaning set forth in Section 4.3(b).

“Straddle Period” means any Taxable period beginning on or before, and ending after, the Closing Date.

“Straddle Period Tax Return” means any Tax Return of or with respect to the Company for a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means: (a) all federal, state, county, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security, employment, unemployment, estimated, excise, severance, environmental, stamp, capital stock, alternative or add-on minimum, occupation, premium, property (real or personal), unclaimed property, escheat, real property gains, windfall profits, customs, duties, estimated, or other taxes, fees, assessments, or charges of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition for the Taxes of any other Person as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group or having been included or required to be included in any Tax Return related thereto (or any comparable provisions under state, local or non-U.S. Law); and (c) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person as a successor or transferee, by Contract, or otherwise.

“Tax Claim Notice” has the meaning set forth in Section 7.4(e)(i).

“Tax Contest” has the meaning set forth in Section 7.4(e)(i).

“Tax Escrow Amount” means One Million and 00/100 Dollars ($1,000,000.00).

“Tax Liability Amount” means, an amount equal to the sum of all unpaid Taxes of the Company attributable to a Pre-Closing Tax Period regardless of when such Taxes are due, calculated on a jurisdiction by jurisdiction basis with Zero and 00/100 Dollars ($0.00) being the lowest amount for any particular Tax in a jurisdiction, provided, that such amount shall be determined (a) consistently with the Company’s past practice (including reporting positions and accounting methods) as reflected in the most-recently filed Tax Returns of such Person to the extent consistent with applicable Law, (b) by including any amounts that the Company will be required to include after the Closing Date as a result of any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Tax law) and any prepaid amounts and deferred revenue received prior to the Closing that, in each case, would not otherwise be included in taxable income on or prior to the Closing Date, (c) by excluding all deferred income Tax liabilities and assets, (d) by including any amounts payable after the Closing under Section 965(h) of the Code, and (e) for any Straddle Periods, in accordance with Section 7.4(a).

“Tax Returns” means all returns, forms, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates, and information returns) filed or required to be filed with any Governmental Authority relating to Taxes including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement, Contract, or arrangement (whether written or unwritten) entered into prior to the Closing Date that binds (or purports to bind) the Company and provides for the allocation, apportionment, sharing, indemnification or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Territory” has the meaning set forth in Section 7.5(a).

“Third Party Claim” has the meaning set forth in Section 8.5(a)(i).

“Threshold Amount” means One Hundred Ten Thousand and 00/100 Dollars ($110,000.00).

“Top Customers” has the meaning set forth in Section 5.24(a).

“Top Suppliers” has” the meaning set forth in Section 5.24(b).

“Transaction Expenses” means the aggregate amount of all fees, costs, expenses, and other amounts incurred or otherwise payable by or on behalf of Sellers or the Company in connection with the negotiation, preparation, execution, and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions, including, without limitation: (a) all legal, accounting, investment banking, and financial intermediary fees, costs, and expenses; (b) all transaction bonuses, retention bonuses, change of control payments, phantom or other equity-based compensation payments, severance payments, or other bonuses or payments due or payable, or that may become due or payable, to current or former directors, officers, employees, or independent contractors of the Company as a result of or in connection with the consummation of the Contemplated Transactions (including the employer-paid portion of all employment, payroll or other similar Taxes payable with respect to the payments described in this clause (b)); (c) all fees, costs, and expenses associated with the Company or Sellers obtaining the release and termination of any Liens; (d) all fees, costs, and expenses associated with the Company or Sellers obtaining any consents, approvals, or waivers from any Governmental Authority or other third party required to consummate the Contemplated Transactions; (e) one-half of the fees, costs and expenses of the Escrow Agent acting in its capacity as such under the Escrow Agreement; and (f) one-half of all premiums and underwriting fees payable to the insurers and underwriters in connection with the purchase of the R&W Insurance Policy.

“Transfer Taxes” means (a) all transfer, documentary, sales, use, excise, good and services, registration, value added, recording, stamp, similar Taxes and fees incurred in connection with or as a result of the consummation of the Contemplated Transactions, and (b) all interest, penalties, fines, and additional amounts imposed by any Governmental Authority with respect to such amounts.

“Treasury Regulations” means the final, temporary, or proposed regulations that have been issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Voluntary Disclosure Proceeding” has the meaning set forth in Section 7.4(i).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29. U.S.C. § 2101, et seq., and similar state, local, and foreign Laws related to plant closings, plant relocations, terminations of operations, transfers of operations, mass layoffs, and employment losses.

“Working Capital” means the Current Assets minus the Current Liabilities, as of the applicable date of determination, in each case, determined in a manner consistent with GAAP and in accordance with the principles, methodologies, and classifications set forth on Schedule 1.1(b) attached hereto (the “Working Capital Methodology”). In the event of any conflict between GAAP and the Working Capital Methodology for purposes of the calculation of Working Capital in accordance with the terms herein, then GAAP shall govern and control.

“Working Capital Target” means an amount equal to One Million Nine Hundred Twenty-Nine Thousand Six Hundred Sixteen and 00/100 Dollars ($1,929,616.00).

ARTICLE II
PURCHASE AND SALE

Section 2.1    Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell, transfer, and assign to Buyer, free and clear of any and all Liens, the Purchased Equity, which Purchased Equity shall constitute one hundred percent (100%) of the issued and outstanding Equity Securities of the Company as of the Closing.

Section 2.2    Purchase Price Adjustment.

(a)    Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, Sellers provided Buyer with a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Sellers’ good faith calculations and estimates of: (i) Working Capital as of the Effective Time (the “Estimated Working Capital”); (ii) the aggregate amount of Indebtedness of the Company outstanding as of the Effective Time (the “Estimated Indebtedness”); (iii) the amount of Cash as of the Effective Time (the “Estimated Cash”); and (iv) the aggregate amount of Transaction Expenses unpaid as of the Effective Time (the “Estimated Transaction Expenses”), and based thereon, the resulting Estimated Payment. The Estimated Closing Statement will be prepared in accordance with the Working Capital Methodology.

(b)    Closing Statement. No later than ninety (90) days following the Closing Date, Buyer will prepare and deliver to Sellers a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculations of: (i) the actual aggregate amount of Working Capital as of the Effective Time (the “Actual Working Capital”); (ii) the actual aggregate amount of Indebtedness of the Company outstanding as of the Effective Time (the “Actual Indebtedness”); (iii) the actual amount of Cash as of the Effective Time (the “Actual Cash”); and (iv) the actual aggregate amount of Transaction Expenses unpaid as of the Effective Time (the “Actual Transaction Expenses”), and based thereon, the resulting Estimated Payment Adjustment. The Closing Statement will be prepared in accordance with the Working Capital Methodology. Notwithstanding the above, the deadline for delivery of the Closing Statement by Buyer may be extended by up to thirty (30) days upon the mutual agreement of the parties.

(c)    Closing Statement Review Process; Post-Closing Adjustment.

(i)    Sellers shall have thirty (30) days after receipt of the Closing Statement (the “Closing Statement Review Period”) to review the Closing Statement and Buyer’s calculations of Actual Working Capital, Actual Indebtedness, Actual Cash, and Actual Transaction Expenses, and the resulting Estimated Payment Adjustment set forth therein. During the Closing Statement Review Period, Sellers and their Representatives shall have the right to inspect the Company’s books and records and other documents and materials reasonably requested by Sellers, during normal business hours at the Company’s offices and upon reasonable prior notice, solely for purposes reasonably related to the determination of the Actual Working Capital, Actual Indebtedness, Actual Cash, Actual Transaction Expenses, and the resulting Estimated Payment Adjustment.

(ii)    Prior to the expiration of the Closing Statement Review Period, Sellers may object to the calculations set forth in the Closing Statement by delivering a written notice of objection (a “Closing Statement Objection Notice”) to Buyer. The Closing Statement Objection Notice shall specify the items in the Closing Statement disputed by Sellers and shall describe in reasonable detail the basis for each such objection, as well as the amount in dispute (and Sellers’ proposed calculation thereof in accordance with the definitions of Cash, Current Assets, Current Liabilities, Estimated Payment Adjustment, Indebtedness, Transaction Expenses, and Working Capital herein and the Working Capital Methodology).

(iii)    If Sellers fail to deliver the Closing Statement Objection Notice to Buyer prior to the expiration of the Closing Statement Review Period, then the calculations set forth in the Closing Statement (including the calculations of Actual Working Capital, Actual Indebtedness, Actual Cash, Actual Transaction Expenses, and the resulting Estimated Payment Adjustment) shall be final, binding, and conclusive on the parties hereto for all purposes herein.

(iv)    If Sellers deliver a Closing Statement Objection Notice to Buyer prior to the expiration of the Closing Statement Review Period, then Buyer and Sellers shall negotiate in good faith to resolve the disputed item(s) set forth therein and agree upon the resulting amounts of Actual Working Capital, Actual Indebtedness, Actual Cash, and Actual Transaction Expenses, and the resulting Estimated Payment Adjustment.

(v)    If Buyer and Sellers are unable to resolve in writing all such disputes within thirty (30) days after receipt by Buyer of the Closing Statement Objection Notice, then Buyer and Sellers shall request that the Independent Accounting Firm review any such unresolved disputed item(s) in the Closing Statement Objection Notice and make a final determination with respect to the calculations of Actual Working Capital, Actual Indebtedness, Actual Cash, and Actual Transaction Expenses, and the resulting Estimated Payment Adjustment. Buyer and Sellers shall instruct the Independent Accounting Firm to act as an expert (and not as an arbitrator), and Buyer and Sellers shall instruct the Independent Accounting Firm to only consider those items that are identified in the Closing Statement Objection Notice as in dispute to the extent not otherwise resolved in writing by Buyer and Sellers prior to the engagement of the Independent Accounting Firm under this Section 2.2(c). Buyer and Sellers shall instruct the Independent Accounting Firm (i) to make its determination in accordance with the definitions of Cash, Current Assets, Current Liabilities, Estimated Payment Adjustment, Indebtedness, Transaction Expenses, and Working Capital herein and the Working Capital Methodology, (ii) to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer in the Closing Statement, on the one hand, or Sellers in the Closing Statement Objection Notice, on the other hand, or less than the smallest value for such item assigned by Buyer in the Closing Statement, on the one hand, or Sellers in the Closing Statement Objection Notice, on the other hand, and (iii) to make its determination based solely on the presentations by Buyer and Sellers and not by independent review. Buyer and Sellers shall instruct the Independent Accounting Firm to issue a reasonably detailed report showing its final determination of such disputed item(s) (together with its basis therefor) within thirty (30) days of the engagement of the Independent Accounting Firm under this Section 2.2(c) (or such longer time as is agreed to in writing by Buyer and Sellers), and the final determination of such disputed item(s) by the Independent Accounting Firm shall be final, binding, and conclusive on the parties hereto and not subject to any appeal or challenge, absent fraud or manifest error. Buyer and Sellers shall make readily available to the Independent Accounting Firm all relevant books and records and any work papers (including those of Buyer’s and Sellers’ respective Representatives) relating to the Closing Statement and Closing Statement Objection Notice (and the calculations therein) and all other items reasonably requested by the Independent Accounting Firm.

(vi)    The fees and expenses of the Independent Accounting Firm engaged under this Section 2.2(c) shall be borne by Sellers (on the one hand) and Buyer (on the other hand) in proportion to the aggregate amounts by which Buyer’s and Sellers’ proposals differed from the Independent Accounting Firm’s final determination under this Section 2.2(c). In connection with the resolution of any such dispute, each of Buyer, on the one hand, and Sellers, on the other hand, shall pay their own fees and expenses, including legal, accounting, and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Statement shall be resolved as set forth in this Section 2.2(c).

(d)    Post-Closing Adjustment. Within five (5) Business Days after the earlier to occur of (x) the expiration of the Closing Statement Review Period, if no Closing Statement Objection Notice is delivered by Sellers to Buyer by such date, and (y) the final resolution of all disputes properly and timely asserted by Sellers regarding the Closing Statement pursuant to Section 2.2(c) above:

(i)    if the Estimated Payment Adjustment is a positive number, then (1) Buyer shall pay to Sellers the aggregate amount of the Estimated Payment Adjustment by wire transfer of immediately available funds to an account or accounts designated in advance by Sellers and (2) Buyer and Sellers shall direct the Escrow Agent in writing to disburse the Adjustment Escrow Amount to Sellers by wire transfer of immediately available funds to an account or accounts designated in advance by Sellers;

(ii)    if the Estimated Payment Adjustment is a negative number, then Buyer and Sellers shall direct the Escrow Agent in writing to disburse (1) an amount equal to the Estimated Payment Adjustment from the Adjustment Escrow Amount to Buyer by wire transfer of immediately available funds to an account or accounts designated in advance by Buyer and (2) the remainder of the Adjustment Escrow Amount, if any, to Sellers by wire transfer of immediately available funds to an account or accounts designated in advance by Sellers, provided, that if the Adjustment Escrow Amount is insufficient to satisfy any Estimated Payment Adjustment due and owing to Buyer (an “Adjustment Shortfall”), then Sellers shall pay to Buyer by wire transfer of immediately available funds to an account or accounts designated in advance by Buyer the Adjustment Shortfall; and

(iii)    if the Estimated Payment Adjustment is equal to Zero and 00/100 Dollars ($0.00), then no payment shall be due by either Buyer or Sellers under this Section 2.2(d) and Buyer and Sellers shall direct the Escrow Agent in writing to disburse the Adjustment Escrow Amount to Sellers by wire transfer of immediately available funds to an account or accounts designated in advance by Sellers.

ARTICLE III
CLOSING

Section 3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Contemplated Transactions (the “Closing”) will take place remotely via the exchange of executed documents and other deliverables by the parties hereto on the date of the execution of this Agreement (the “Closing Date”). The Closing will be deemed effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”). All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously at the Effective Time.

Section 3.2    Closing Deliveries of Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyer all of the following:

(a)    the Escrow Agreement, duly executed by Sellers;

(b)    a Phantom Stock Grant Agreement duly executed by Mr. Hudson (the “Hudson Phantom Agreement”);

(c)    a Phantom Stock Grant Agreement duly executed by Adrian Gonzales (the “Adrian Gonzales Phantom Agreement”);

(d)    an Employment Agreement, duly executed by Mr. Gonzales (the “Gonzales Employment Agreement”);

(e)    an Employment Agreement, duly executed by Mr. Hudson (the “Hudson Employment Agreement”);

(f)    an Employment Agreement, duly executed by Adrian Gonzales (the “Adrian Gonzales Employment Agreement”);

(g)    the Lease Agreement, duly executed by Electric Motor Enterprises, LLC, a Texas limited liability company (the “Lease Agreement”);

(h)    the original certificates evidencing the Purchased Equity (if any), together with assignments separate from certificate or other transfer documents executed by Sellers relating to the Purchased Equity, in form and substance reasonably satisfactory to Buyer;

(i)    the Affidavit and Indemnity Agreement, duly executed by Sellers;

(j)    a certificate of good standing for the Company issued as of a date that is no more than two (2) Business Days before the Closing Date by the Secretary of State of the State of Texas and each other jurisdiction listed on Schedule 5.1(a);

(k)    a copy of the Company’s certificate of formation, including all amendments thereto, certified as of a date that is no more than two (2) Business Days before the Closing Date by the Secretary of State of the State of Texas;

(l)    a resignation effective as of the Closing from the officers, managers and directors, as applicable, of the Company, duly executed by each such officer and director, as applicable;

(m)    the minute books, equity ledgers and registers, and other corporate records of the Company;

(n)    a properly completed and executed IRS Form W-9 from each Seller certifying as to the non-foreign status and claiming complete exemption from U.S. backup withholding and, if so requested, a non-foreign affidavit dated as of the Closing Date and in form and substance required under Section 1.1445-2(b)(2) of the Treasury Regulations;

(o)    a payoff, termination, and discharge letter, in form and substance reasonably satisfactory to Buyer, from each holder of the Company’s Estimated Indebtedness, which letters shall: (i) specify the amount of Estimated Indebtedness owed to each such holder as of the Closing Date; (ii) provide for the satisfaction and discharge of all obligations in respect of such Estimated Indebtedness (including the termination of all related commitments), the release of all related guarantees and Liens and the filing of all documents necessary or desirable to effectuate, or reflect in the public record, such satisfaction, discharge, and release effective upon the payment of the amount specified in such letter; and (iii) specify the wire transfer instructions for each such holder (collectively, the “Payoff Letters”), and such other payoff letters, Lien releases, and/or UCC-3 termination statements, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request to evidence the release and discharge of all Liens on the Purchased Equity or any assets or properties of the Company;

(p)    a properly completed and executed IRS Form W-9 and written invoice, in form and substance reasonably satisfactory to Buyer, from each payee owed a portion of the Estimated Transaction Expenses, which invoices shall: (i) specify the portion of the Estimated Transaction Expenses payable to each such payee as of the Closing Date; (ii)  provide that, upon payment of such invoice, all amounts due to such payee for services rendered in connection with this Agreement and the Contemplated Transactions (whether rendered prior to or after the Closing) will be paid in full; and (iii) specify the wire transfer instructions for each such payee (collectively, the “Invoices”);

(q)    the consents, waivers and approvals required to be obtained by Sellers and/or the Company with respect to the consummation of the Contemplated Transactions that are set forth on Schedule 3.2(q), each in form and substance reasonably satisfactory to Buyer;

(r)    evidence acceptable to Buyer that all biennial reports (and other filings) required to be filed by the Company with the State of New Mexico have been filed; and

(s)    evidence acceptable to Buyer that the ACA Reports for all applicable years have been properly filed with the IRS.

Section 3.3    Closing Deliveries of Buyer.

(a)    At the Closing, Buyer shall deliver or cause to be delivered to Sellers all of the following:

(i)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ii)    the Hudson Phantom Agreement, duly executed by the Company;

(iii)    the Adrian Gonzales Phantom Agreement, duly executed by the Company;

(iv)    the Gonzales Employment Agreement, duly executed by the Company;

(v)    the Hudson Employment Agreement, duly executed by the Company;

(vi)    the Adrian Gonzales Employment Agreement, duly executed by the Company; and

(vii)    the Lease Agreement, duly executed by the Company.

(b)    At the Closing, Buyer shall pay:

(i)    to each of the payees of Estimated Indebtedness to be repaid at the Closing for whom Sellers have provided a Payoff Letter at least two (2) Business Days prior to the Closing Date, the Estimated Indebtedness specified in such payee’s Payoff Letter, by wire transfer of immediately available funds, on behalf of the Company and/or Sellers, as applicable;

(ii)    to each of the payees of Estimated Transaction Expenses to be paid at the Closing for whom Sellers have provided an Invoice (as applicable) and a properly completed IRS Form W-9 at least two (2) Business Days prior to the Closing Date, the Estimated Transaction Expenses owing to such payee specified in such payee’s Invoice, by wire transfer of immediately available funds, on behalf of the Company and/or Sellers, as applicable;

(iii)    to the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds, for deposit into an escrow account established pursuant to the terms of the Escrow Agreement; and

(iv)    to Sellers, the Estimated Payment, by wire transfer of immediately available funds to the account or accounts specified in writing by Sellers at least two (2) Business Days prior to the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

As a condition and material inducement to Buyer’s willingness to enter into this Agreement and each Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions, Sellers hereby, severally on behalf of himself, represent and warrant to Buyer as follows:

Section 4.1    Authorization; Enforceability.

(a)    Such Seller has the requisite legal capacity, right and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the Contemplated Transactions.

(b)    This Agreement and each Ancillary Agreement to which a Seller is a party has been duly and validly executed and delivered by such Seller, and this Agreement (assuming due authorization, execution, and delivery by the other parties hereto) and each such Ancillary Agreement to which a Seller is a party (assuming due authorization, execution, and delivery by the other parties thereto) constitute the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.2    Noncontravention.

(a)    The execution, delivery, and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is a party, and the consummation by such Seller of the Contemplated Transactions, do not and will not: (i) contravene, conflict with, violate, or result in a breach of any Law; (ii) subject to the matters referred to on Schedule 4.2(b), require any consent of, notice or payment to, or other action by any Person under, contravene, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to any rights of acceleration, amendment, termination or cancellation, or to a loss of any rights under, any Contract or License to which such Seller is a party or by which such Seller or such Seller’s assets or properties is bound; or (iii) result in the creation or imposition of any Lien upon any of the Purchased Equity or other assets of such Seller.

(b)    Except as set forth on Schedule 4.2(b), no consent, approval, or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made, or given by a Seller as a result of or in connection with such Seller’s execution, delivery, and performance of this Agreement or any Ancillary Agreement to which a Seller is a party or consummation of the Contemplated Transactions.

Section 4.3    Ownership.

(a)    Such Seller is the record and beneficial owner of, and has good and valid title to, his portion of the Purchased Equity, free and clear of any and all Liens other than restrictions on transfer imposed under applicable securities laws. At the Closing, such Seller shall transfer and deliver to Buyer good and valid title to such Seller’s portion of the Purchased Equity, free and clear of any and all Liens other than restrictions on transfer imposed under applicable securities laws. Such Seller is not a party to or otherwise bound by any Contract that limits or restricts such Seller’s right to transfer his portion of the Purchased Equity to Buyer pursuant to this Agreement.

(b)    Schedule 4.3(b) sets forth (i) each Equity Security held by a Seller in any private company that has any operations that are competitive with the Business, or which are a reasonable extension of the business currently conducted by the Company or proposed to be conducted by the Company as of the Closing (each, a “Specified Entity”), (ii) the percentage of the issued and outstanding Equity Securities of any such Specified Entity that is held by such Seller and/or any Affiliate of such Seller, and (iii) a reasonably detailed description of the business conducted by any such Specified Entity.

Section 4.4    Legal Proceedings. There is no Action pending or, to the Knowledge of a Seller, threatened against, or affecting such Seller that, if determined or resolved adversely to such Seller, would adversely affect such Seller’s ability to perform his obligations hereunder or under any Ancillary Agreement to which such Seller is a party, or to timely consummate the Contemplated Transactions. Such Seller is not subject to or otherwise bound by any order, injunction, judgment, settlement, or decree that prohibits or limits the conduct of the Business or the ownership or use of the Purchased Equity held by such Seller or any of the assets or properties of the Company.

Section 4.5    No Broker. Except as set forth on Schedule 4.5, no broker, finder, investment banker, or other intermediary is entitled to, or has claimed to be entitled to, any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of a Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a condition and material inducement to Buyer’s willingness to enter into this Agreement and to enter into each Ancillary Agreement to which it is a party and to consummate the Contemplated Transactions, Sellers hereby, jointly and severally, represent and warrant to Buyer as follows:

Section 5.1    Organization; Authorization; Enforceability.

(a)    The Company (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas; (ii) has the requisite corporate power and authority and possesses all Licenses necessary to own, lease, or otherwise hold its assets and properties and to carry on its business as currently conducted; and (iii) is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction set forth on Schedule 5.1(a), which are the only jurisdictions in which the ownership, leasing, or holding of its assets and properties or the conduct of its business makes such qualification or licensing necessary under applicable Law.

(b)    The Company has made available to Buyer true, complete and correct copies of (i) the Company’s Organizational Documents, each as amended to date, and (ii) the minutes of all meetings of and other corporate actions taken by the equityholders, board of directors or other governing body and committees of the board of directors or similar governing bodies of the Company during the past four (4) years. The Company is not in breach of or default under any provision of its Organizational Documents. Schedule 5.1(b) sets forth a correct and complete list of the officers, directors and similar functionaries of the Company.

(c)    The execution, delivery, and performance by the Company of each Ancillary Agreement to which the Company is a party and the consummation by the Company of the Contemplated Transactions are within the Company’s organizational powers and have been duly and validly authorized and approved by all necessary organizational action on the part of the Company.

(d)    Each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company, and each such Ancillary Agreement (assuming due authorization, execution, and delivery by the other parties thereto) constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2    Noncontravention.

(a)    The execution, delivery, and performance by the Company and Sellers of this Agreement and each Ancillary Agreement to which the Company or a Seller is a party, and the consummation by Sellers and the Company of the Contemplated Transactions, do not and will not: (i) contravene, conflict with, violate, or result in a breach of any provision of the Company’s Organizational Documents; (ii) contravene, conflict with, violate, or result in a breach of any Law; (iii) except as set forth on Schedule 5.2(b), require any consent of, notice or payment to, or other action by any Person under, contravene conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to any rights of acceleration, amendment, termination or cancellation, or to a loss of any rights under, any Contract or License to which the Company is a party or by which the Company or any of its assets or properties is bound; or (iv) result in the creation or imposition of any Lien upon any of the Purchased Equity or any of the assets or properties of the Company.

(b)    Except as set forth on Schedule 5.2(b), no consent, approval, or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made, or given by the Company as a result of or in connection with the Company’s and Sellers’ execution, delivery, and performance of this Agreement or any Ancillary Agreement to which the Company or a Seller is a party or the consummation of the Contemplated Transactions.

Section 5.3    Capitalization; Subsidiaries.

(a)    Schedule 5.3(a) sets forth (i) the number of authorized Equity Securities of the Company, and (ii) the number of issued and outstanding Equity Securities of the Company and the holders thereof, all of which are owned by Sellers and constitute the Purchased Equity. All of the Purchased Equity (1) has been duly authorized, (2) is validly issued, fully paid, and non‑assessable, (3) was issued in compliance with or pursuant to an exemption from all applicable federal and state securities laws, (4) was not issued in violation of any preemptive rights or any purchase option, call option, right of first refusal, or offer or other similar right, and (5) is owned beneficially and of record by Sellers as set forth on Schedule 5.3(a), free and clear of all Liens other than restrictions on transfer imposed by applicable securities laws. At the Closing, Sellers will transfer and deliver to Buyer good and valid title to the Purchased Equity, free and clear of any and all Liens other than restrictions on transfer imposed by applicable securities laws. As of the Closing, the Company has not declared any dividend or other distribution on any of its Equity Securities which has not been paid in full, and the Company is not obligated to pay any distribution or dividend to any Seller.

(b)    Except for the Purchased Equity, there are no issued, outstanding, or reserved for issuance (i) shares of capital stock or other voting securities or Equity Securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or Equity Securities of the Company, (iii) options, warrants, rights, agreements, or commitments of any kind to acquire from the Company, or other obligation of the Company to issue, sell, transfer, repurchase, or redeem, any shares of capital stock or other voting securities or Equity Securities of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or Equity Securities of the Company, or (iv) stock appreciation rights, performance shares, “phantom” stock, profit participation rights, or other similar rights or securities that are derivative of or provide economic benefits based directly or indirectly on the value or price of any capital stock or other voting security or Equity Security of the Company (the Purchased Equity, together with the items described in the immediately preceding clauses (i), (ii), (iii), and (iv), being referred to, collectively, as the “Company Securities”).

(c)    Neither the Company nor any Seller is a party to or otherwise bound by any voting trust, proxy, or other agreement with respect to the issuance, sale, voting, transfer, or other disposition of any Company Securities. There are no outstanding bonds, debentures, notes, or other Indebtedness of the Company, the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which the equityholders of the Company may vote. There are no accrued or unpaid dividends or other distributions with respect to the Purchased Equity.

(d)    The Company does not have any Subsidiaries and does not own or hold the right to acquire any stock, membership interest, partnership interest, joint venture interest, or other Equity Securities of, or otherwise have any ownership interest in, any other Person.

Section 5.4    Financial Statements; Books and Records. Attached to Schedule 5.4 are true, correct, and complete copies of: (i) the unaudited balance sheets of the Company as of December 31, 2024 (the “Most Recent Year End”) and December 31, 2023, and the related statements of income and owners’ equity for the years then ended (collectively, the “Annual Financial Statements”); and (ii) the unaudited balance sheet of the Company as of May 31, 2025 (the “Latest Balance Sheet Date”, and such balance sheets, the “Latest Balance Sheet”) and the related statements of income and owners’ equity for the four (4)-month period then ended (collectively, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are herein collectively referred to as the “Financial Statements”. Each of the Financial Statements was prepared on the basis of and in accordance with the books and records of the Company kept in the Ordinary Course, and fairly presents in all material respects the financial condition of the applicable Company as of its respective date and the results of operations of the Company for the periods related thereto, in each case, except as set forth on Schedule 5.4, in accordance with GAAP, using the same accounting methods, policies, practices, and procedures, with consistent classifications, judgments, and estimation methodology, as were used in the preparation of the Annual Financial Statements for the Most Recent Year End. The accounting practices of the Company have been consistently applied for all periods represented by the Financial Statements. The Company’s books and records are complete and correct and accurately reflect all of the assets, Liabilities, transactions, and results of operations of the Business, and the Financial Statements have been prepared and presented based upon and in conformity therewith.

Section 5.5    No Undisclosed Liabilities. The Company does not have any Liabilities, other than (a) Liabilities reflected or accrued for on the face of the Latest Balance Sheets in accordance with GAAP, and (b) Liabilities similar in nature and amount to those reflected or accrued for on the face of the Latest Balance Sheets that (1) have been incurred since the Latest Balance Sheet Date in the Ordinary Course and do not relate to any breach of contract, breach of warranty, tort, infringement, or violation of Law and did not arise out of any Action, (2) are not, individually or in the aggregate, material to the Business, and (3) will be reflected or accrued for on the Closing Statement (as finally determined in accordance herewith).

Section 5.6    Absence of Certain Changes. Since the Most Recent Year End, the Company has conducted its business and operations in the Ordinary Course and there has not been any event, occurrence, fact, development, condition, or change that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since the Most Recent Year End, other than as set forth on Schedule 5.6, the Company has not:

(a)    sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course;

(b)    accelerated, terminated, modified, or canceled any Contract (or series of related Contracts) either involving more than Ten Thousand and 00/100 Dollars ($10,000.00) or otherwise outside the Ordinary Course;

(c)    canceled, compromised, waived, or released any debt, right, or claim (or series of related rights and claims) either involving more than Ten Thousand and 00/100 Dollars ($10,000.00) in the aggregate or otherwise outside the Ordinary Course;

(d)    experienced any damage, destruction, or loss to its property in excess of Ten Thousand and 00/100 Dollars ($10,000.00) in the aggregate (whether or not covered by insurance);

(e)    entered into any transaction, arrangement, or contract with, or distributed or transferred any property or other assets to, any Related Party or Affiliate of the Company or a Seller (other than salaries and employee benefits in the Ordinary Course);

(f)    made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course or involving an expenditure in excess of Ten Thousand and 00/100 Dollars ($10,000.00);

(g)    entered into, amended, or modified in any respect any Employee Benefit Plan, or announced or otherwise committed to any such entry, amendment, or modification;

(h)    entered into any employment agreement or collective bargaining agreement, made any general wage or salary increase or granted any increase in excess of Ten Thousand and 00/100 Dollars ($10,000.00) in the salary of any Business Personnel or paid or committed to pay any bonus to any officer or employee, or announced or otherwise committed to any such entry, increase, or payment;

(i)    changed the manner in which the Business has been conducted, including collection of accounts receivable, purchases of raw materials and other inventory, payment of accounts payable, and changes in the payment terms of any Top Customer or Top Supplier;

(j)    changed the accounting principles, methods, or practices or any change in the depreciation or amortization policies or rates;

(k)    (i) made, rescinded, revoked, or changed any election in respect of Taxes, (ii) adopted or changed any accounting method in respect of Taxes, (iii) signed or entered into any closing agreement or settlement, (iv) settled any claim or assessment in respect of Taxes, (vi) acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Liability for any Tax or decreasing any present or future Tax benefit for the Company, Buyer or any of their respective Affiliates, (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (viii) filed any amended Tax Returns or surrendered any right to claim a refund offset or other reduction in liability;

(l)    acquired by merger or consolidation with, or by purchase of a material portion of the assets, capital stock or other Equity Securities of, or by any other manner, any business or any Person or any division thereof;

(m)    delayed or postponed the payment of any accounts payable when due (other than amounts contested in good faith), or accelerated the collection of or failed to use commercially reasonable efforts to collect any accounts receivable when due;

(n)    made or declared any dividend, payments or other distribution on or with respect to any Company Security; or

(o)    committed (orally or in writing) to any of the foregoing.

Section 5.7    Material Contracts.

(a)    Except as set forth on Schedule 5.7(a), the Company is not a party to or otherwise bound by any of the following Contracts (collectively, the “Material Contracts”):

(i)    any Lease or sublease of real property;

(ii)    any lease or sublease of personal property providing aggregate payments by the Company in excess of Ten Thousand and 00/100 Dollars ($10,000.00);

(iii)    any Contract for capital expenditures or the purchase of goods, services, materials, supplies, or equipment providing for aggregate payments by the Company in excess of Ten Thousand and 00/100 Dollars ($10,000.00);

(iv)    any Contract relating to the sharing of revenue, commissions or fees, rebating, or any other similar arrangement;

(v)    any Contract granting any Person “most favored nation” status or “exclusivity” or similar rights;

(vi)    any Contract granting any Person a right of first refusal, right of first offer, or other preferential right to purchase or acquire any of the Company Securities or any of the assets, properties, or business of the Company;

(vii)    any Contract for any partnership, joint venture, strategic alliance, or other similar arrangement;

(viii)    any Contract requiring the Company to make any advance, loan, extension of credit, or capital contribution to, or other investment in, any Person;

(ix)    any Contract with any Governmental Authority;

(x)    any Contract relating to the acquisition or divestiture of any business or assets (whether by merger, sale of Equity Securities, sale of assets, or otherwise), including any Contract pursuant to which the Company is, or may become, obligated to pay any amount in respect of an “earn-out” or other form of deferred or contingent consideration;

(xi)    any Contract (1) relating to the incurrence, assumption, or guarantee of any Indebtedness (including all loan agreements, notes, bonds, debentures, indentures, or guarantees) or (2) creating or granting a Lien (other than Permitted Liens) on any of the assets or properties of the Company or any of the Purchased Equity;

(xii)    any agreement with any officer, manager, individual employee, consultant, independent contractor, former employee or independent contractor whose employment or engagement ended in the last three (3) years, or other Person that (1) describes any terms or conditions of employment or engagement of such Person, including any employment agreement, retention agreement, severance agreement, compensation agreement, change of control agreement, consulting agreement, and independent contractor agreement, (2) imposes upon any officer, manager, individual employee, consultant, independent contractor, or other Person any obligation with respect to the assignment of inventions or the nondisclosure or confidentiality of proprietary or confidential information or trade secrets, or (3) restricts the activities of any officer, manager, individual employee, consultant, independent contractor, former employee or independent contractor whose employment or engagement ended in the last three (3) years, or other Person during or after his or her employment or engagement by the Company, including any agreement that restricts any such Person’s ability to compete with any Person, provide services to any Person, solicit any Person’s employees or engaged independent contractors, solicit any Person’s actual or prospective customers, suppliers or vendors, or interfere with any Person’s employment, independent contractor, customer, prospective customer or vendor relationships;

(xiii)    any contract with a professional employer organization (PEO), employee leasing company, employee staffing company or temporary labor company;

(xiv)    any Contract that limits or purports to limit the ability of the Company (or would limit the ability of Buyer after the Closing) (1) to engage in any line of business, (2) to compete with any Person, (3) to operate in any geographic area, (4) to solicit or accept business from the clients or prospective clients of any Person, or (5) to solicit for employment or hire any Person;

(xv)    any Contract providing for or relating to the settlement or compromise of any Action by or against the Company in excess of Ten Thousand and 00/100 Dollars ($10,000.00);

(xvi)    any Contract entered into by the Company and any current employee or independent contractor or former employee or independent contractor whose employment or engagement ended in the last three (3) years, providing for a general or limited release in favor of the Company or the current or former employee or independent contractor;

(xvii)    any collective bargaining agreement, labor contract, or other agreement or understanding with any labor organization or labor union;

(xviii)    any Contract with any Top Customer or Top Supplier;

(xix)    any Contract requiring indemnification of another Person (excluding commercial Contracts containing customary indemnification provisions entered into in the Ordinary Course);

(xx)    any Contract whereby the Company is obligated to pay royalties or license fees to another Person; and

(xxi)    any other Contract of a type that is not covered by the other clauses of this Section 5.7(a) that is material to the operation of the Business or the absence of which would have a Material Adverse Effect.

(b)    The Company has made available to Buyer a true, complete, and correct copy of each Material Contract, including all amendments thereto.

(c)    Each Material Contract (i) is a legal, valid, and binding obligation of the Company that is a party thereto and, to the Knowledge of the Company, the other parties thereto, (ii) is in full force and effect in accordance with its terms and (iii) will continue in full force and effect without penalty or other adverse consequence upon consummation of the Contemplated Transactions, subject to obtaining the consents and approvals, giving the notices, or taking the other actions referred to on Schedule 5.2(b). Neither Company nor, to the Knowledge of the Company, any other party to a Material Contract is in breach of or default under, or has provided or received any notice alleging any breach of or default under, any Material Contract. No event has occurred that (with or without notice, lapse of time, or both) would constitute a breach of or default under any Material Contract by either Company or, to the Knowledge of the Company, by any other party thereto. None of the counterparties to any Material Contract has notified either Company or any Seller that it intends to terminate, cancel, or not renew such Material Contract.

Section 5.8    Legal Proceedings.

(a)    Schedule 5.8(a) sets forth in reasonable detail all Actions involving the Company, any Company Securities, or the Business in the past four (4) years and all Actions that are pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened against, or affecting the Company, any Company Securities or the Business, and the Company has made available to Buyer true, complete, and correct copies of all pleadings, correspondence, and other material documents relating to each such Action. None of the Actions set forth (or required to be set forth) on Schedule 5.8(a) (i) could reasonably be expected to result in any material Liability for the Company or (ii) in any manner challenges the validity of this Agreement or seeks to prevent, enjoin, alter, or delay in any material respect the consummation of the Contemplated Transactions.

(b)    The Company is not subject to or otherwise bound by any order, injunction, judgment, settlement, writ or decree that prohibits or limits the conduct of the Business or the ownership or use of any of the assets or properties of the Company, nor is there any claim or other Action pending, or to the Knowledge of the Company, threatened with respect thereto.

Section 5.9    Compliance with Laws. The Company and the conduct of the Business are in compliance in all material respects with all, and have not in the past four (4) years violated in any material respect any, applicable Law. Neither the Company nor any Seller has received any notice or other communication from any Governmental Authority or other Person alleging or asserting any such violation. The Company is not subject (and the Company has not, within the four (4)-year period ending on the Closing Date, been subject) to any adverse inspection, finding of deficiency, finding of non-compliance, compelled recall, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action by any Governmental Authority, in each case, relating to the products or services provided by the Company.

Section 5.10    Material Licenses. The Company holds or possesses, and is in compliance with, and has timely sought the renewal of, all material Licenses required for the lawful conduct of the Business as currently conducted (the “Material Licenses”). Schedule 5.10 sets forth a true, complete, and correct list of all such Material Licenses, including with respect to each the type of License, the License number, the jurisdiction issuing such License, and the expiration date of such License. Except as set forth on Schedule 5.10: (a) each Material License is valid and in full force and effect; (b) neither the Company nor any Seller has received any notice or other communication alleging, or is in, any breach of or default under any Material License; (c) no Material License will be terminated or impaired as a result of the Contemplated Transactions; and (d) the consummation of the Contemplated Transactions will not result in the termination or impairment of, or any fees due under any of the Material Licenses.

Section 5.11    Title to and Sufficiency of Assets; Condition of Assets.

(a)    Except as set forth on Schedule 5.11(a) the Company has good, valid, and marketable title to, or in the case of leased assets and properties a valid leasehold interest in, all of the personal property and assets reflected on its Latest Balance Sheet or acquired by it after the Latest Balance Sheet Date, free and clear of all Liens (other than Permitted Liens), except for assets which have been sold since the Latest Balance Sheet Date in the Ordinary Course for fair consideration. There is no Contract granting any Person or recognizing with respect to any Person any ownership or vesting right in, or any right of first refusal, right of first offer, or other preferential right to purchase, any of the assets or properties of the Company or any portion thereof or interest therein. Except as set forth on Schedule 5.11(a), neither Sellers nor any employees, officers, managers, directors, or independent contractors of the Company, nor any of their respective Affiliates, owns any rights in any assets, tangible or intangible, which are used in the operation of the Business.

(b)    The personal property and assets shown on the Latest Balance Sheets or acquired after the Latest Balance Sheet Date, the lease rights under the leases of personal property, and the Company Intellectual Property owned or used by the Company under valid license constitute all the assets and services used by the Company in operating the Business as it is currently operated by the Company. Such assets will enable Buyer to operate the Business after the Closing in the same manner as operated by the Company immediately prior to the Closing. Attached to Schedule 5.11(b) is a list of all personal property owned by the Company with a value in excess of Ten Thousand and 00/100 Dollars ($10,000.00), all of which personal property is in good operating condition and repair (ordinary wear and tear excepted) and fit for its intended purposes in the Business, except as specifically stated in Schedule 5.11(b).

(c)    Except as set forth on Schedule 5.11(c), all of the Company’s equipment and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, misuse or abuse, and are usable in the Ordinary Course and have been properly maintained and serviced.

Section 5.12    Real Property.

(a)    The Company has sole and exclusive, good and valid title to, or a valid leasehold interest in, all Real Property reflected on its Latest Balance Sheet or acquired by it after the Latest Balance Sheet Date, free and clear of all Liens, except for assets which have been sold since the Latest Balance Sheet Date in the Ordinary Course for fair consideration.

(b)    Except as set forth on Schedule 5.12(b), the Company is not a party to any Lease and does not have any interest in Leased Real Property. The Leased Real Property set forth on Schedule 5.12(b) constitutes all of the Real Property used, managed or occupied by the Company or used in connection with the operation of the Business. The Company does not own any Owned Real Property.

(c)    Schedule 5.12(c) lists: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases, subleases or licenses affecting the Real Property.

(d)    The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property other than the Real Property, and the Company is not a party to any agreement or option to purchase, sell, lease or sublease any real property or interest therein.

(e)    Neither the existing buildings, structures and other improvements nor the use occupancy and operation of the Real Property in the conduct of the Business constitute a nonconforming use or structure under, and are not in breach or violation of, or default under, any applicable building, zoning, subdivision or other land use or any other Law, or violate any Law, covenant, condition, restriction, easement, license, permit or agreement.

(f)    No material buildings, structures and other improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

(g)    There are no Actions pending nor, to the Knowledge of the Company, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature of, or in lieu of, condemnation or, eminent domain or similar proceedings. There has been no material destruction, damage, casualty or taking with respect to the Real Property within the prior thirty-six month period.

(h)    The Company is not delinquent in payment of any real estate taxes or assessments, material utility charges, maintenance charges, or other material charges relating to or arising from any Real Property. The Real Property is adequately served by electrical, gas, storm sewer, sanitary sewer, water, internet, telecommunications and other utilities as necessary or appropriate to operate the Business in a manner consistent with past practice. All such utilities are active, connected and in the name of the Company.

Section 5.13    Intellectual Property.

(a)    The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)    Schedule 5.13(b) lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted (the “Company Intellectual Property”), free and clear of all Liens. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all steps necessary to maintain and enforce the Company Intellectual Property.

(c)    The conduct of the Business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 5.14    Tax Matters. Except as set forth on Schedule 5.14:

(a)    All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (after giving effect to any extensions obtained), and all Taxes required to be paid or withheld by the Company, whether or not shown as due on such Tax Returns, have been paid or withheld as required by applicable Law. All such Tax Returns are true, correct, and complete in all material respects, and were prepared in compliance with applicable Laws. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)    The Company has established reserves in accordance with GAAP that are adequate for the payments of all Taxes not yet due and payable. Since the Most Recent Year End, the Company has not incurred any Liability for Taxes other than in the Ordinary Course. The unpaid Taxes of, or with respect to, the Company (i) did not exceed any Taxes payable or any Liability for Taxes, plus any reserve for Liabilities for Taxes (other than a reserve for deferred Taxes), in each case as set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not exceed any Taxes payable or any Liability for Taxes, plus any such reserve as adjusted for the passage of time from the Latest Balance Sheet Date through the Closing Date in accordance with the past custom and practice of the Company.

(c)    No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns for a particular type of Tax that the Company is required to file Tax Returns for such jurisdiction or that it is or may be subject to taxation by or filing requirements with that jurisdiction for such particular type of Tax.

(d)    The Company has delivered to Buyer true, correct, and complete copies of all income and other material Tax Returns, ruling requests, private letter rulings, closing agreements, settlement agreements, and statements of deficiencies sent or received by the Company with respect to taxable periods ending on or after December 31, 2019.

(e)    All estimated Taxes required to be paid by or with respect to the Company has been timely paid to the proper Governmental Authority.

(f)    The Company has timely withheld and paid over to the appropriate Governmental Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities, or other third party, and has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(g)    There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) the assets of the Company, except for Taxes not yet due and payable. There are no Liens relating or attributable to Taxes encumbering (and no Governmental Authority has threatened to encumber) the Purchased Equity.

(h)    No claim, proposed adjustment, assessment, audit, examination, or other administrative or court Action is pending or, to the Knowledge of the Company, threatened against or with respect to the Company in respect of any Tax. No deficiency or adjustment with respect to Taxes of the Company is outstanding, or has been proposed, asserted, assessed or threatened, the resolution of which is still pending, and all Tax deficiencies asserted and assessments against the Company has been fully paid.

(i)    The Company has not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(j)    Neither Buyer nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local, or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or deferred revenue paid or received on or prior to the Closing Date; (vi) election under Sections 108(i) of the Code made on or prior to the Closing Date; (vii) use of a method of accounting other than the accrual method; or (viii) any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or any deferred income pursuant to Sections 451(c), 455, or 456 of the Code or any corresponding provision of applicable Law.

(k)    The Company (i) is not a party to, is not bound by, or has any obligation under, any Tax Sharing Agreement, and (ii) does not have any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(l)    The Company (i) is not a party to, is bound by, or has any obligation under, any closing or similar agreement, Tax abatement or similar agreement, or any other agreements with any Governmental Authority with respect to any period for which the statute of limitations has not expired or (ii) does not have any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(m)    The Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by Contract (including any Tax Sharing Agreement), or otherwise. The Company has not been included in any Affiliated Group under the United States or any non-U.S. jurisdiction or any state.

(n)    The Company has not (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign law), (ii) entered into any transaction identified as a (A) “reportable transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b), (B) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (C) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “reportable transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886. All positions taken by the Company on any Tax Return are supportable on at least a “more likely than not” basis.

(o)    The Company has no pending ruling requests, request for administrative relief, requests for a change of any method of accounting, or request for technical advice filed by it or on its behalf, with any Governmental Authority. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(p)    The Company has never been for the five (5)-year period ending at the Closing, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or owns an interest in “United States real property” within the meaning of Section 897 of the Code.

(q)    The Company is not, nor has it ever been, subject to Tax in any jurisdiction outside of the United States, and the Company does not have a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), in any foreign jurisdiction; The Company is not engaged in, nor has it ever engaged in, a trade or business through a “permanent establishment” or through an office or a fixed place of business in any country other than the United States.

(r)    The Company does not own any interest in (i) a “controlled foreign corporation” as defined in Code Section 957(A) or (ii) a “passive foreign investment company” within the meaning of Code Section 1297.

(s)    The Company is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for U.S. federal income Tax purposes.

(t)    The Company has never (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) pursuant to the Presidential Memorandum described in IRS Notice 2020-65 or changed any material Tax practice or filed an amended Tax Return under, or in response to, any legislation or executive order enacted or issued in response to COVID-19, (iii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iv) sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(u)    All transactions entered into by the Company with any Affiliate have been carried out at arm’s length terms and the Company has properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and corresponding or similar provisions of foreign Law.

(v)    The Company has collected all sales and use Taxes required to be collected, and has timely remitted such amounts to the appropriate Governmental Authority, or has furnished or collected properly completed exemption certificates required to qualify for any claimed exemption from the collection of sale and use Taxes and has retained all such records and supporting documents in the manner required by all applicable sales and use Tax Laws.

(w)     The Company has never commenced any voluntary disclosure proceeding.

Section 5.15    Environmental Matters.

(a)    (i) The Company currently conducts, and has conducted, its business in material compliance with all applicable Environmental Laws; (ii) neither the Company nor any Seller has received any notice or other communication from any Person alleging that the Company is not in compliance with or has any Liability under any applicable Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance, or any other action or inaction with respect to any actual or alleged environmental damage, condition, or event or injury to persons, property, or natural resources; and (iii) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company and relating to or arising out of any Environmental Law.

(b)    The Company holds all environmental Licenses required for the conduct of its business as presently conducted, and the Company is, and has been for the last five (5) years in material compliance with such environmental Licenses, including timely possessing, renewing and complying in all material respects with the terms and conditions of all environmental Licenses required for the conduct of the business. Schedule 5.15(b) provides a true, correct and complete list of all environmental Licenses held by the Company. All such environmental Licenses are valid and in full force and effect, and there are no pending or threatened actions or conditions that exist that, with notice or lapse of time or both, would constitute a default under any License issued pursuant to any Environmental Law, or that would seek the revocation, cancellation, suspension or adverse modification of any environmental License, in whole or in part.

(c)    There are no underground storage tanks operated or formerly operated by the Company at any of the Real Property locations, and no underground storage tanks are otherwise present at any of the Real Property locations for which the Company has any responsibility or Liability under applicable Environmental Laws.

(d)    The Company has not generated, manufactured, sold, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, or placed any Hazardous Material in a manner which could reasonably be expected to give rise to any material Liability under Environmental Laws. There is no Remedial Action pending or, to the Knowledge of the Company, threatened against the Company.

(e)    There has not been any Release or threatened Release of any Hazardous Materials by the Company or, to the Knowledge of the Company, by any other Person on, upon, under, into, or from any of the Real Property locations or any property currently occupied or previously owned, leased, or occupied by the Company, and, to the Knowledge of the Company, there are no Releases of Hazardous Materials on, upon, under, into, or from any of the Real Property locations or any property currently occupied or previously owned, leased, or occupied by the Company which require Remedial Action or for which the Company could have any Liability under any applicable Environmental Laws.

(f)    The Company has not assumed by contract, or otherwise provided any contractual indemnity with respect to, any Liability of any other Person pursuant to Environmental Law, and there are no facts, conditions, or circumstances which could reasonably be expected to result in or form the basis for any such Liability.

(g)    The Company and Sellers have provided Buyer with true, correct, and complete copies of all material environmental reports, investigations, audits, inspections, studies, records, sampling data, site assessments, risk assessments, and other similar documents in the possession, custody or control of the Company or Sellers pertaining or relating to (i) Hazardous Material in connection with any real property now or previously owned, leased or occupied by the Company, (ii) compliance with Environmental Laws, or (iii) the operations, business, and facilities of the Company.

(h)    Neither the Company nor any Seller has received any written notice that any property now or previously owned, operated, or leased by the Company is listed or is proposed for listing on the National Priorities List pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”), any registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup, and no Lien (other than Permitted Liens) has been filed against either the personal or real property of the Company under Environmental Law.

(i)    There are no current or proposed requirements under Environmental Law which would require material capital expenditures in the next twelve (12) months which are not shown on the Latest Balance Sheets.

Section 5.16    Business Personnel.

(a)    Schedule 5.16(a)(i) sets forth a true, complete, and correct list of the following information with respect to each current Business Personnel rendering services as an employee (including those individuals where the Company is a co-employer or joint employer): (i) name; (ii) title or position held; (iii) date of hire; (iv) total length of employment or service, including any prior service credit that would affect the calculation of years of service for any purpose; (v) classification as exempt or non-exempt from all applicable overtime pay Laws; (vi) status as full- or part-time; (vii) active or inactive status (including on an approved leave of absence other than routine vacation time and, if inactive, the expected date of return to service); (viii) work location; (viii) annual base salary if salaried or hourly rate if hourly; (ix) commission arrangement, incentive arrangements, and bonus potential; (x) deferred compensation; (xi) accrued bonus, if any, as of the date hereof; (xii) earned but unused vacation and other paid-time-off entitlements as of the date hereof; (xiii) whether the individual is authorized to work through a visa and, if so, the expiration date of the work authorization; and (xiv) the number of hours the individual was scheduled to work per week, on average over the prior three (3) years. Each of the Business Personnel is employed or engaged as a contractor by the Company. Schedule 5.16(a)(ii) sets forth a true, complete, and correct list of the following information with respect to each current Business Personnel rendering services as an independent contractor or employee or contractor of a third party contracted to provide labor or services to the Company: (i) name; (ii) the entity employing or engaging the individual; (iii) the services being rendered to the Company; (iv) the remuneration arrangement with the individual; (iv) total remuneration paid to the individual in 2023, 2024 and year to date 2025; (v) the date services first began to be rendered to the Company; and (vi) the number of hours of service rendered per week to the Company on average over the prior three (3) years.

(b)    Except as set forth on Schedule 5.16(b), each Business Personnel is an “at-will” employee or an independent contractor whose employment or engagement, respectively, may be terminated at any time without advance notice by or liability to the Company. Each Business Personnel is, and at all times in the past four (4) years has been, properly classified as an employee or non-employee and as “exempt” or “non-exempt” from overtime pay requirements for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act and applicable state and local wage and hour Laws, and for purposes of taxation and tax reporting and under the Employee Benefit Plans). All employees classified as non-exempt under the Fair Labor Standards Act or any applicable state and local wage and hour Laws at all times in the past four (4) years have been fully and properly paid all overtime premiums due under such Laws. Except as set forth on Schedule 5.16(a), (i) none of the Business Personnel is on a paid or unpaid medical, disability, family, or other leave of absence, and (ii) none of the Business Personnel has given notice of termination of his or her employment or engagement, or has indicated to the Company an intention to terminate his or her employment or engagement within the twelve (12) month period prior to the Closing Date.

(c)    All salaries, wages, commissions, bonuses, vacation pay, withholdings, remittances, and other Liabilities related to the employment or engagement of the Business Personnel that are earned or accrued or due to be paid on or before the Closing Date have been fully paid as of the Effective Time.

(d)    The Company has not, within the past four (4) years, received any “cease and desist” letter or similar communication alleging that any Business Personnel is, and to the Knowledge of the Company no Business Personnel is, performing any job duties or engaging in other activities on behalf of the Company that would violate any employment, non-competition, non-solicitation, non-disclosure, or other similar agreement between such individual and any former employer or any Law.

Section 5.17    Labor Matters.

(a)    The Company is, and for the past four (4) years has been, in compliance in all material respects with all Laws relating to employment and employment practices, including the terms and conditions of employment, termination of employment, hiring practices and procedures, immigration and employment verification matters, work authorization, workplace health and safety, workers’ compensation, human rights, applicable paid and unpaid leave Laws, paid and unpaid sick time Laws, wages and hours (including minimum wage requirements, overtime pay requirements, meal and rest period requirements), worker classification, wage payment, vacation and other paid time off, pay equity and equal pay, affirmative action, fair employment practices, discrimination, harassment, retaliation and whistleblowing, accommodation (disability, religious beliefs and practices, pregnancy, childbirth, conditions related to pregnancy or childbirth), background checks, privacy, biometric information, genetic information, the National Labor Relations Act, layoffs and plant closings, and payroll tax withholding and remittance (collectively, “Employment Laws”). In the past five (5) years, no current officer, director, manager, or other executive of the Company or any other Business Personnel has been the subject of any complaint of sexual harassment, sexual assault, or sexual discrimination. The Company has promptly and thoroughly investigated all complaints of unlawful harassment (whether those complaints were made internally to a supervisor, manager, executive or the Company’s human resources function, or externally to a Governmental Authority) and, where a complaint was determined to have merit, promptly taken remedial measures reasonably calculated to end the unlawful harassment.

(b)    The Company has not ever been nor is it currently a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union or equivalent organization, and there is no organizational campaign or other effort to cause a labor union or equivalent organization to be recognized or certified as a representative on behalf of the Business Personnel in dealing with the Company. There is no pending or, to the Knowledge of the Company, threatened labor strike, labor dispute, or work stoppage involving the Business Personnel.

(c)    The Company has not, within the past four (4) years, effectuated (i) a “plant closing” or a “mass layoff” (as such terms are defined in the WARN Act and analogous applicable state laws) or (ii) such other transaction, layoff, reduction in force, or employment terminations sufficient in number to trigger application of the WARN Act or analogous applicable state law. Schedule 5.17(c) lists each Business Personnel who suffered an Employment Loss with the Company in the ninety (90) calendar days ending on the Closing Date, including each such employee’s name, employer as of the Employment Loss, age as of the Employment Loss, job title as of the Employment Loss, work location as of the Employment Loss, date of the Employment Loss, and type of Employment Loss (termination, layoff, or reduction in work hours).

(d)    The Company has fully complied with all applicable Laws, including but not limited to all applicable federal, state, and local statutes, regulations, and orders related to employee leave, workplace safety, and employee accommodations, related to, or in response to, COVID-19. Additionally, the Company has complied with all social distancing guidelines and other recommendations applicable to employers promulgated by all applicable healthcare and regulatory authorities, including the Centers for Disease Control and Prevention, related to COVID-19.

(e)    The Company has not, within the past twelve (12) months, effectuated (i) layoffs, (ii) furloughs, or (iii) worksite shutdowns due to or otherwise related to COVID-19.

(f)    There are no currently pending and in the prior three (3) years there have been no Actions (including administrative charges or complaints) filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board or similar state or local governmental authorities against the Company or any of its directors, officers, managers or supervisors

(g)    There are no currently pending and in the prior three (3) years there have been no Actions filed against the Company or any of its directors, officers, managers or supervisors alleging a violation of any Employment Laws.

Section 5.18    Employee Benefit Matters.

(a)    Schedule 5.18(a) sets forth a true, complete, and correct list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has made available to Buyer true, complete, and correct copies of the following documents, to the extent applicable: (i) the current plan document, including all amendments thereto, and in the case of unwritten Employee Benefit Plans written descriptions thereof; (ii) each insurance contract, trust agreement, or other funding arrangement; (iii) the most recent summary plan description and summary of material modifications thereto; (iv) the most recent determination or opinion letter issued by the IRS with respect to each such Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code; (v) the three (3) most recent annual reports on Form 5500 (including any applicable schedules and attachments thereto); (vi) the coverage and nondiscrimination testing results for the four (4) most recent plan years; (vii) the two (2) most recent financial statements and/or actuarial valuation reports; and (viii) all material correspondence within the past four (4) years with the IRS, the Department of Labor, or any other Governmental Authority regarding the operation or administration of any Employee Benefit Plan.

(b)    Each Employee Benefit Plan has been established, maintained, administered, and funded in compliance with, and complies with, its terms and all applicable Laws (including ERISA and the Code) in all material respects, and there has not been any notice issued by any Governmental Authority questioning or challenging such compliance. The Company has timely paid or made all contributions, distributions, reimbursements, and premium payments required under or with respect to each Employee Benefit Plan, including accruing in accordance with GAAP and the Ordinary Course for any incurred but not reported liabilities for all periods ending on or before the Closing Date.

(c)    No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject either Company, Buyer, or any of their respective Affiliates to any fine, penalty, Tax, or other Liability imposed under ERISA, the Code, or other applicable Law.

(d)    Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable and current determination letter from the IRS, or is a preapproved plan that is entitled, under applicable IRS guidance, to rely on a favorable opinion letter issued by the IRS to the preapproved plan sponsor (of which it has timely received from the IRS), as to the tax qualification of such Employee Benefit Plan under Section 401(a) of the Code and the exemption of the related trust from Federal income taxation under Section 501(a) of the Code. No fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect such qualified status or tax exempt status or result in any penalty or other Liability to the Company or any fiduciary of such Employee Benefit Plan.

(e)    Each Employee Benefit Plan that is subject to Section 409A of the Code is in operational and documentary compliance with Section 409A and all applicable IRS regulations, rulings, and notices promulgated thereunder. The Company does not have any obligations to gross up, indemnify, or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A or 4999 of the Code.

(f)    Each Employee Benefit Plan may be amended, terminated, or otherwise discontinued as of the Effective Time in accordance with its terms without any liability to Buyer or its ERISA Affiliates. None of the Employee Benefit Plans is operated, or subject to the laws of any jurisdiction, outside the United States.

(g)    No Employee Benefit Plan, other than a consulting agreement providing for fees for services, provides benefits to any individual who is not (i) an eligible employee of the Company, (ii) an eligible former employee of the Company (to the extent coverage of such former employee is required by Law), or (iii) an eligible spouse or dependent of any person covered by clause (i) or (ii). For purposes of each Employee Benefit Plan, the Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, or independent contractors.

(h)    Neither Company nor any of its ERISA Affiliates sponsors, maintains, administers, or contributes to, or has ever sponsored, maintained, administered, or contributed to, or has had or could have any Liability with respect to, (i) any plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (v) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), or (vi) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Employee Benefit Plan that is a multiple employer plan (as defined in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Employee Benefit Plan complies with the requirements of the Code and ERISA and neither Company nor any of its ERISA Affiliates has any Liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals.

(i)    There are no Actions (including any audit or investigation by the IRS, United States Department of Labor, or Pension Benefit Guaranty Corporation) pending or, to the Knowledge of the Company, threatened involving any Employee Benefit Plan or the assets thereof, other than routine claims for benefits payable in the Ordinary Course.

(j)    There have been no non-exempt “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty, in each case with respect to any Employee Benefit Plan.

(k)    The Company and its ERISA Affiliates are in compliance in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and subsequent agency guidance (collectively, the “Affordable Care Act”), and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder. To the Knowledge of the Company, the design and operation of each Employee Benefit Plan that is a group health plan has not resulted in the incurrence of any penalty or excise tax under Section 4980H of the Code to the Company pursuant to the Affordable Care Act. No Tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Benefit Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code and to the Knowledge of the Company, there are no facts or circumstances that would result in an excise tax under any of Sections 4980B, 4980D, or 4980H of the Code. Each Employee Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company, the premiums for which are paid directly by the Company, from its general assets or partly from its general assets and partly from contributions by its employees. No Employee Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, (i) there is no material liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such material liability if such insurance policy was terminated on the Closing Date, and (ii) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Company, no such proceedings with respect to any such insurer are imminent.

(l)    As of the date hereof, the Company has filed (or caused to be filed) with the IRS all returns required under Section 6055 and/or 6056 of the Code with respect to the Company (including Forms 1094-C and Forms 1095-C) for all applicable years (the “ACA Reports”).

(m)    Except as required by COBRA or any similar applicable state law, the costs of which are paid solely by the participant, the Company does not have any current or projected Liability for, and no Employee Benefit Plan provides or promises, any benefits or coverage following retirement or other termination of service. Schedule 5.18(m) sets forth a true, complete, and correct list of all Liabilities of the Company to provide “continuation coverage” to former employees of the Company and their covered dependents with respect to all qualifying events under COBRA and similar state Law that occurred prior to the Closing. With respect to all periods prior to the Closing, the Company and its ERISA Affiliates have complied in all material respects with all requirements of COBRA and any similar state Law. The Company does not have any current obligations to make any severance payments to any former Business Personnel.

(n)    Except as set forth on Schedule 5.18(n), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with any other event) (i) result in, (ii) accelerate the time of payment, vesting, or funding of, or (iii) increase the amount or value of, any payment or benefit to any current or former Business Personnel, employee, officer, manager, or director of or consultant to the Company. There is no Contract covering any current or former employee or independent contractor of the Company that, individually or collectively, could give rise to (or already has resulted in) the payment of any amount or provision of any benefit (including accelerated vesting) that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or would not be deductible under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.

Section 5.19    Insurance Matters. Schedule 5.19 accurately and completely sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage: (a) the name of the insurer, the name of the policyholder, and the name of each covered insured and loss payee; (b) the policy number and the period of coverage; and (c) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions; (iii) neither the Company nor, to the Knowledge of the Company, any other party to the policy is in breach or default of, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default of or permit any termination or modification of or acceleration under, the policy; and (iv) no party to the policy has repudiated any provision thereof. Schedule 5.19 sets forth true, correct, and complete descriptions of all claims submitted by or on behalf of the Company pursuant to such insurance policies (as in effect on the date hereof), and the Company has provided proper and timely notice of all such claims in accordance with the terms of all such policies.

Section 5.20    Related Party Transactions; Potential Conflicts of Interest. Except as set forth on Schedule 5.20, no Affiliate of the Company nor any Related Party (including any Seller), (a) has any direct or indirect interest, as director, officer, partner, equityholder, or otherwise, in any Person that does business with the Company, or in any property, asset, or right that is used by the Company in the conduct of the Business, (b) is party to any Contract with the Company, other than an employment agreement entered into with the Company in the Ordinary Course, each of which is set forth on Schedule 5.20, (c) has any loan outstanding to or Action (or cause to initiate an Action) against the Company, except for claims in the Ordinary Course for accrued salary, bonus, vacation pay, and benefits under Employee Benefit Plans in effect as of the Closing, or (d) has made, on behalf of or for the benefit or in the name of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any Seller or any officer, director, or senior employee of the Company, or any relative of any of the foregoing, is a partner, equityholder or otherwise has a financial interest (other than an interest solely resulting from his, her or its status as an employee thereof).

Section 5.21    Unlawful Payments. No payments of either cash or other consideration have been made to any Person by the Company or any Seller or any Related Party or on behalf of the Company or any Seller by any Representative or equityholder of the Company or any other Person, that were unlawful under any applicable Law.

Section 5.22    Bank Accounts; Powers of Attorney. Schedule 5.22 sets forth a true, complete, and correct list of the following information with respect to the Company: (a) all bank accounts and safe deposit boxes of the Company and all persons authorized to sign or otherwise act with respect thereto as of the date hereof; and (b) all persons holding a general or special power of attorney granted by the Company and a true, complete, and correct copy thereof.

Section 5.23    No Broker. Except as set forth on Schedule 5.23, no broker, finder, investment banker, or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or Sellers.

Section 5.24    Top Customers and Top Suppliers.

(a)    Schedule 5.24(a) sets forth a true, correct, and complete list of the top ten (10) customers of the Company (by amounts paid to the Company during each of the twelve (12)-month periods December 31, 2024 and December 31, 2023 and during the two (2)-month period ending February 28, 2025) (the “Top Customers”), together with the revenue received from the Top Customers during such periods. No Top Customer has canceled, terminated, or otherwise materially reduced (on a year-over-year basis) its relationship with the Company, and no Top Customer has advised the Company of any intention to do so, and to the Knowledge of the Company no such Top Customer intends or has a reason to do so. There are no pending or, to the Knowledge of the Company, threatened disputes with or by any Top Customer.

(b)    Schedule 5.24(b) sets forth a true, correct, and complete list of the top ten (10) vendors of the Company (by amounts paid by the Company during each of the twelve (12)-month periods ending December 31, 2024 and December 31, 2023 and during the two (2)-month period ending February 28, 2025) (the “Top Suppliers”), together with the amounts paid to the Top Suppliers during such periods. No Top Supplier has canceled, terminated, or otherwise materially reduced (on a year-over-year basis) its relationship with the Company, and no Top Supplier has advised the Company of any intention to do so, and to the Knowledge of the Company no such Top Customer intends or has a reason to do so. There are no pending or, to the Knowledge of the Company, threatened disputes with or by any Top Supplier.

Section 5.25    Inventory and Accounts Receivable.

(a)    All inventory of the Company, whether or not reflected on the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

(b)    Except as set forth on Schedule 5.25 the accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the Latest Balance Sheet Date (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice, and (c) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the Latest Balance Sheet Date, on the accounting records of the Company, are collectible in accordance with the collection terms agreed upon by the Company and such third party, but in no event later than ninety (90) days after billing. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the Latest Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 5.26    Warranties; Product Liability.

(a)    Each of the products distributed, sold, or delivered by the Company and all of the work and services performed by the Company in the course of conducting the Business (the “Products and Work”) meets, and at all times has met, all standards for quality and workmanship prescribed by Law, industry standards or contractual agreements, including all express and implied warranties and the product or service literature of the Company, and the Company has no Liability for replacement or repair or for any other damages relating to or arising from the sale of any such products or conducting of such work, except for amounts incurred in the Ordinary Course of Business which are not, individually or in the aggregate, material and are not required by GAAP to be disclosed in the Financial Statements.

(b)    No claims have been made or threatened, under or pursuant to any warranty, whether expressed or implied, on the Products and Work sold or conducted by the Company that are not referred to in the Financial Statements and that are not fully reserved against in the Company’s books and records in accordance with GAAP. There have not been any mandatory or voluntary product recalls or withdrawals with respect to any Products and Work.

Section 5.27    Full Disclosure. No representation or warranty made by Sellers in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As a condition and material inducement to Sellers’ willingness to enter into this Agreement and consummate the Contemplated Transactions, Buyer represents and warrants to Sellers as follows:

Section 6.1    Organization; Authorization; Enforceability.

(a)    Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation by Buyer of the Contemplated Transactions are within Buyer’s limited liability company powers and have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer.

(b)    This Agreement and each Ancillary Agreement to which Buyer is a party have been duly and validly executed and delivered by Buyer, and this Agreement (assuming due authorization, execution, and delivery by the other parties thereto) and each such Ancillary Agreement (assuming due authorization, execution, and delivery by the other parties thereto) constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 6.2    Noncontravention.

(a)    The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the Contemplated Transactions, do not and will not: (i) contravene, conflict with, violate, or result in a breach of any provision of Buyer’s Organizational Documents; (ii) contravene, conflict with, violate, or result in a breach of any Law; or (iii) require any consent of, notice or payment to, or other action by any Person under, contravene, conflict with, violate, result in a breach of the terms, conditions, or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to any rights of acceleration, amendment, termination, or cancellation or to a loss of any rights under, any material Contract to which Buyer is a party or by which Buyer or any of its material assets or properties is bound, other than, in the case of clause (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

(b)    No consent, approval or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made or given by Buyer as a result of or in connection with its execution, delivery, and performance of this Agreement or its consummation of the Contemplated Transactions, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 6.3    Legal Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against or affecting Buyer that, if determined or resolved adversely to Buyer, would have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the Contemplated Transactions.

Section 6.4    Investment Intent. Buyer is acquiring the Purchased Equity for its own account, for investment only, and not with a view to any resale or public distribution thereof in violation of applicable securities laws. Buyer is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Buyer acknowledges and understands that the Purchased Equity have not been registered under the Securities Act or qualified under the securities or “blue sky” Laws of applicable states in reliance upon exemptions from registration or qualification thereunder and the Purchased Equity may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the Securities Act and such other applicable Law.

Section 6.5    No Broker. No broker, finder, investment banker, or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 6.6    No Other Representations or Warranties. None of Buyer or any other Person has made, or shall be deemed to have made, and none of Buyer or any of its agents or representatives is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to Buyer, except as specifically set forth in this Agreement.

ARTICLE VII
COVENANTS

Section 7.1    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party hereto shall make any public announcements or press releases in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other parties hereto (which consent will not be unreasonably conditioned, withheld, or delayed), and the parties hereto will cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, following the Closing, Buyer and its Affiliates shall be freely permitted to make any public announcements or disclosures without the consent of any other party hereto.

Section 7.2    Confidentiality. From and after the Closing Date, each Seller shall, and shall cause his Affiliates and, as applicable, their respective Representatives to, keep confidential and not disclose or use any Confidential Information, other than to disclose Confidential Information to Buyer. Notwithstanding the foregoing, if a Seller or any of such Seller’s Affiliates or, as applicable, any of their respective Representatives (collectively, the “Disclosing Party”) is requested or required by Law to disclose any Confidential Information, Sellers shall (and if a Seller is not the Disclosing Party, Sellers shall cause the Disclosing Party to) provide Buyer with notice of such request or requirement as promptly as practicable (unless prohibited by Law) so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Section 7.2. Sellers shall (and if a Seller is not the Disclosing Party, Sellers shall cause the Disclosing Party to) cooperate reasonably with Buyer in connection with Buyer’s efforts to seek such an order or remedy. If Buyer does not obtain such an order or other remedy, or waives compliance with the provisions of this Section 7.2, Sellers shall (and if a Seller is not the Disclosing Party, Sellers shall cause the Disclosing Party to) furnish only that portion of the applicable Confidential Information that is legally required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information. From and after the Closing, each Seller shall, and shall cause his Affiliates and, as applicable, their respective Representatives, successors and assigns to, provide reasonable cooperation to Buyer, any of Buyer’s Affiliates, and their respective counsel in connection with any Action (and/or any appeal from any Action) which relates to events occurring prior to the Closing or of which a Seller has relevant information, communications, documents, or other materials.

Section 7.3    Release of Claims.

(a)    Release. For good and valuable consideration, effective upon the Closing, each Seller, on behalf of himself and his heirs, executors, beneficiaries, administrators, legal representatives, successors, and assigns (collectively, the “Releasors”), hereby unconditionally and irrevocably waives, releases, and forever discharges Buyer, the Company, their respective Affiliates and Subsidiaries, each of their respective predecessors, successors, and assigns, and each of their respective current and former equityholders, partners, members, directors, managers, officers, employees, agents and other Representatives (collectively, the “Releasees”) of and from any and all claims, demands, charges, complaints, obligations, causes of action, suits, Liabilities, Indebtedness, sums of money, covenants, agreements, instruments, Contracts (written or oral, express or implied), controversies, promises, fees, expenses (including reasonable attorneys’ fees, costs, and expenses), damages, other Losses, and judgments, at law or in equity, in contract or tort, in every United States federal, state, foreign, or other judicial, administrative, arbitration, or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising (collectively, the “Claims”), that the Releasors ever had, now have, or hereafter shall or may have for or by reason of, or in any way arising out of or relating to, any cause, matter, act, omission, or thing whatsoever from the beginning of time through and including the Closing Date, including any Claims arising out of or relating to Sellers’ ownership of any Purchased Equity or service as a director, officer, employee, agent, or other Representative of the Company. Except as expressly set forth in Section 7.3(b), each Seller acknowledges and understands that the foregoing is a full and final release of all Claims that could have been asserted in any legal or equitable proceeding against the Releasees, including any right to recover against the Releasees for any indemnification or contribution claims made against or paid by a Seller pursuant to ARTICLE VIII. To the maximum extent permitted by Law, each Seller expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims in connection with the release expressly granted by this Section 7.3(a).

(b)    Exceptions. Nothing in Section 7.3(a) shall constitute a release of (i) any rights or obligations arising under this Agreement or any of the Ancillary Agreements or (ii) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although each Seller waives any right to monetary relief related to such a charge or administrative complaint.

(c)    No Commencement of Released Claims. Each Releasor further covenants and agrees, effective upon the Closing Date and to the fullest extent permitted by Law, not to commence, join, assist, or aid in any manner whatsoever the making of any claim or the bringing of any Action against the Releasees based upon any of the Claims that are released pursuant to Section 7.3(a).

(d)    No Assignment. Each Seller, on behalf of himself and any Person claiming by, through or under such Seller, (i) represents and warrants that neither he nor any of such other Persons has assigned and (ii) covenants that neither he nor any of such other Persons will assign, to any other Person any Claim or potential Claim released by Section 7.3(a).

Section 7.4    Tax Matters.

(a)    Computation of Liabilities. Whenever it is necessary to determine the Liability for Taxes for a Straddle Period relating to:

(i)    Taxes of the Company imposed on a periodic basis, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii)    Taxes of the Company not described in Section 7.4(a)(i) (such as (1) Taxes based on the income or receipts of the Company for a Straddle Period, (2) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 7.4(d), and (3) withholding and employment or payroll Taxes relating to a Straddle Period), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, (i) one (1) which ended at the close of the Closing Date and (ii) the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss, or credit of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).

(b)    Preparation and Filing of Tax Returns.

(i)    Sellers shall, at Sellers’ sole cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns (excluding, for the avoidance of doubt, Pre-Closing Period Tax Returns related to a Straddle Period) required to be filed by or on behalf of the Company the due date of which is after the Closing Date (including any extensions). All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company (and without a change of any election or any accounting method), except as may be required by applicable Law. Sellers shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns to Buyer for its review and comment at least thirty (30) days (or, in the case of non-income Tax Returns that are due within thirty (30) days following the Closing Date, such shorter period as is reasonably practicable under the circumstances) prior to the due date of any such Pre-Closing Period Tax Return and shall consider in good faith any comments received from Buyer at least five (5) days (or, in the case of non-income Tax Returns that are due within thirty (30) days following the Closing Date, such shorter period as is reasonably practicable under the circumstances) prior to filing of such Pre-Closing Period Tax Return. Sellers shall pay all Taxes due and payable in respect of all Pre-Closing Period Tax Returns of the Company; provided, however, if any Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by Buyer (including, for the avoidance of doubt, any Tax Return to be filed by the Company), Sellers shall pay (in immediately available funds) to Buyer the amount of all Taxes due and payable with respect to such Pre-Closing Period Tax Return (determined pursuant to this Section 7.4) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the due date of such Pre-Closing Period Tax Return (except to the extent such Taxes were paid prior to the Closing Date or were included in Indebtedness or Working Capital, as finally determined).

(ii)    Buyer shall, at the Company’s expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by the Company. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as may be required by applicable Law. Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to Sellers for their review at least thirty (30) days (or, in the case of non-income Tax Returns that are due within thirty (30) days following the Closing Date, such shorter period as is reasonably practicable under the circumstances) prior to the due date of any such Straddle Period Tax Return with an allocation of Sellers’ portion of the Straddle Period Taxes due with respect to such Tax Returns (determined pursuant to this Section 7.4) and shall consider in good faith any comments received from Sellers at least five (5) days (or, in the case of non-income Tax Returns that are due within thirty (30) days following the Closing Date, such shorter period as is reasonably practicable under the circumstances) prior to filing of such Straddle Period Tax Return. Sellers shall pay (in immediately available funds) to Buyer Sellers’ portion of the Stradde Period Taxes due and payable with respect to any such Straddle Period Tax Return no later than three (3) Business Days prior to the earlier of the date such Straddle Period Tax Return is filed or the due date of such Straddle Period Tax Return (except to the extent such Taxes were paid prior to the Closing Date or were included in Indebtedness or Working Capital, as finally determined). The preparation and filing of any Tax Return of the Company that does not relate to a Tax period ending on or before the Closing Date or to a Straddle Period shall be exclusively within the control of Buyer.

(c)    Cooperation and Records Retention. Buyer and Sellers shall (i) each provide the other, and Buyer shall cause the Company to provide Sellers, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return in accordance with Section 7.4(b), audit, or other examination by any Governmental Authority or judicial or administrative proceedings relating to Liability for Taxes, in each case for any Pre-Closing Tax Period or Straddle Period, (ii) each retain and provide the other, and Buyer shall cause the Company to retain and provide Sellers with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and Sellers shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date.

(d)    Transfer Taxes. Sellers shall timely pay, and shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred by Buyer Indemnified Parties to the extent arising out of, resulting from, or in connection with, any Transfer Taxes imposed as a result of the Contemplated Transactions and Sellers will, at Sellers’ sole cost and expense, timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and if required by Law, Buyer will (and will cause its Affiliates to) join in the execution of any such returns or filings. The parties hereto shall cooperate in timely providing each other with such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, any Transfer Taxes.

(e)    Tax Proceedings.

(i)    Buyer and Sellers shall deliver a written notice to each other promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination, or other administrative or court Action with respect to Taxes of the Company (each, a “Tax Contest”) for any Pre-Closing Tax Period or a Straddle Period (the “Tax Claim Notice”); provided, however, Buyer’s failure or delay to so notify Sellers shall not relieve Sellers of any obligation or Liability that Sellers may have to Buyer.

(ii)    With respect to Tax Contests for Taxes of the Company solely relating to a taxable period ending on or prior to the Closing Date for which any Seller would reasonably be expected to be held liable pursuant to this Agreement (a “Sellers Tax Contest”), Sellers may elect to assume and control the defense of such Sellers Tax Contest by written notice to Buyer within thirty (30) days after a Seller become aware of the Sellers Tax Contest (whether through a receipt of the Tax Claim Notice by Buyer or otherwise). If Sellers timely elect to assume and control the defense of such Sellers Tax Contest, Sellers (1) shall bear their own costs and expenses, (2) shall be entitled to engage their own counsel, and (3) may (A) pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any Governmental Authority, (B) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (C) contest, settle, or compromise the Sellers Tax Contest in any permissible manner; provided, however, Sellers shall not settle or compromise (or take other actions described herein with respect to) any such Sellers Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed, or conditioned). If Sellers elect to assume the defense of a Sellers Tax Contest, Sellers shall (x) keep Buyer reasonably informed of all material developments and events relating to the Sellers Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before Sellers send such correspondence to any Governmental Authority), (y) consult with Buyer in connection with the defense or prosecution of the Sellers Tax Contest, and (z) provide such cooperation and information as Buyer may reasonably request, and Buyer shall have the right to participate in (but not control) the defense of the Sellers Tax Contest (including participating in any discussions with the applicable Governmental Authorities regarding the Sellers Tax Contests).

(iii)    In connection with any Sellers Tax Contest that (1) Sellers do not timely elect to control pursuant to Section 7.4(e)(ii) or (2) Sellers fail to diligently defend, such Sellers Tax Contest shall be controlled by Buyer (and Sellers shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to such Sellers Tax Contest described in this Section 7.4(e)(iii)) and Sellers agree to cooperate with Buyer in pursuing such Sellers Tax Contest.

(iv)    In connection with any Tax Contest for any Straddle Period for which any Seller would reasonably be expected to be held liable pursuant to this Agreement (a “Buyer Tax Contest”), such Buyer Tax Contest shall be controlled by Buyer, provided, that Buyer shall not settle or compromise any Buyer Tax Contest without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned, or delayed). The Buyer shall (1) keep Sellers informed of all material developments and events relating to such Buyer Tax Contest (including promptly forwarding copies to Sellers of any related correspondence) and shall provide Sellers with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Governmental Authority, (2) consult with Sellers in connection with the defense or prosecution of any such Buyer Tax Contest, and (3) provide such cooperation and information as Sellers may reasonably request, and Sellers shall have the right to participate in (but not control) the defense of such Buyer Tax Contest (including participating in any discussions with the applicable Governmental Authorities regarding such Buyer Tax Contests) at their own cost and expense.

(v)    Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.4(e) (and not Section 8.5(a)).

(f)    Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer, the Company and any other withholding agent shall have the right to deduct and withhold any amounts from any payments to be made hereunder as it deems reasonably necessary to comply with any applicable Law. To the extent that amounts are so withheld and deducted, such withheld and deducted amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable recipient of payment in respect of which such deduction and withholding was made. Buyer shall not be liable for any excess Taxes withheld, and in the event of an over withholding, the recipient’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority.

(g)    Adjustments to Purchase Price. The parties hereto agree to treat any amounts payable after the Closing Date by Sellers to Buyer (or by Buyer to Sellers) pursuant to this Agreement as an adjustment to the purchase price payable hereunder, unless otherwise required by Law.

(h)    Tax Sharing Agreements. All Tax Sharing Agreements and similar Contracts to which the Company is a party or otherwise with respect to or involving the Company shall be terminated by Sellers and the Company as of immediately prior to the Closing and, after the Closing, the Company shall not be bound thereby or have any Liability thereunder. Sellers shall take all actions necessary to terminate such Contracts.

(i)    Voluntary Disclosure Proceedings. Notwithstanding anything to the contrary contained herein, following the Closing Date, Buyer and Sellers shall actively work with and engage all applicable Governmental Authorities, including through the initiation of voluntary disclosure proceedings or similar proceeding, to resolve the exposures related to the Special Tax Matter (each, a “Voluntary Disclosure Proceeding”). Buyer shall control each Voluntary Disclosure Proceeding in all respects; provided, however, Buyer shall reasonably consult with Sellers, and shall continue to engage Whitley Penn to serve as the Company’s accountant on the Special Tax Matter (absent the occurrence of misconduct or negligence by Whitley Penn).

Section 7.5    Non-Competition; Non-Solicitation.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), no Seller shall, and no Seller shall permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in Texas, New Mexico, Oklahoma and Colorado (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)    During the Restricted Period, no Seller shall, and no Seller shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees, provided, that nothing in this Section 7.5(b) shall prevent a Seller or any of his Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)    During the Restricted Period, no Seller shall, and no Seller shall permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)    Sellers acknowledge that a breach or threatened breach of this Section 7.5 would give rise to irreparable harm to Buyer and the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Sellers acknowledge that the restrictions contained in this Section 7.5 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.6    R&W Insurance Policy. Concurrently with the execution and delivery of this Agreement, Buyer has obtained and bound the R&W Insurance Policy attached hereto as Exhibit A with respect to the representations and warranties of Sellers and the Company in this Agreement and the other matters covered by such policy. Buyer shall not amend, waive, or otherwise modify, or consent to any amendment, waiver or modification of, the R&W Insurance Policy with respect to the subrogation provisions thereunder or in any manner that is adverse to Sellers without the prior written consent of Sellers. In accordance with and pursuant to the terms of the R&W Insurance Policy, Buyer and Sellers shall share equally and pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, Taxes related to such policy and other fees and expenses of such policy.

ARTICLE VIII
INDEMNIFICATION

Section 8.1    Survival.

(a)    Except as otherwise set forth in this Section 8.1, the representations and warranties of the parties hereto contained in or made pursuant to this Agreement, any of the Ancillary Agreement or in any certificate delivered pursuant hereto or thereto will survive the Closing and continue in full force and effect until the date that is the fifteen (15) months after the Closing Date.

(b)    Each of the Fundamental Representations of the parties hereto contained in or made pursuant to this Agreement or in any certificate delivered pursuant hereto will survive the Closing and continue in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations therefor (giving effect to any tolling, waiver, mitigation, or extension thereof).

(c)    All covenants and agreements that contemplate performance after the Closing Date will survive the Closing in accordance with their express terms plus sixty (60) days, and if no time periods are specified therein, then such covenants and agreements shall survive indefinitely or until the latest date permitted by Law.

(d)    Notwithstanding anything in this Section 8.1 to the contrary: (i) if written notice of a claim for indemnification shall have been given in accordance with, as applicable, Section 8.1(a) through Section 8.1(c) on or prior to the expiration of the applicable survival period specified therein, the representations, warranties, covenants, and agreements that are the subject of such claim will survive (with respect to such claim) until such time as such claim has been fully and finally resolved; and (ii) any claim for indemnification based on fraud will survive the Closing indefinitely.

Section 8.2    Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers shall, jointly and severally, indemnify each of the Buyer Indemnified Parties against, and shall hold each of the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in, or breach of, any of the representations or warranties contained in ARTICLE IV or ARTICLE V of this Agreement (or any certificate required hereunder to be delivered in respect of any such representations or warranties);

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Company or Sellers contained in this Agreement;

(c)    any failure to file any ACA reports in a timely manner;

(d)    the Special Tax Matter; or

(e)    any and all Indemnified Taxes of the Company, any and all Indebtedness of the Company, and any and all Transaction Expenses.

Section 8.3    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify each of the Seller Indemnified Parties against, and shall hold each of the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in, or breach of, any of the representations or warranties of Buyer contained in ARTICLE VI of this Agreement (or any certificate required hereunder to be delivered by Buyer in respect of the representations or warranties of Buyer contained in ARTICLE VI of this Agreement); or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.4    Certain Limitations and Provisions. The indemnification obligations of Sellers in Section 8.2 and the indemnification obligations of Buyer in Section 8.3 are subject to the following limitations and provisions, as applicable:

(a)    Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.2(a) for any Losses up to the Threshold Amount. Sellers shall be liable to the Buyer Indemnified Parties for indemnification under Section 8.2(a) for any Losses in excess of the Threshold Amount until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds the Retention Amount. For the avoidance of doubt, the limitations set forth in this Section 8.4(a) shall not apply to Losses based upon, arising out of, with respect to, or by reason of (i) any inaccuracy in or breach of any Fundamental Representation of Sellers or the Company or (ii) any claim under Section 8.2(b), Section 8.2(c), Section 8.2(d), or Section 8.2(e). For the avoidance of doubt, the limitations set forth in this Section 8.4(a) shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy. Notwithstanding anything in this Section 8.4(a) to the contrary, the limitations set forth in this Section 8.4(a) shall not apply to any claim based upon, arising out of, with respect to, or by reason of fraud.

(b)    Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.3(a) (other than in respect of any Fundamental Representation of Buyer), until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Threshold Amount, in which event Buyer shall be required to pay and be liable for Losses in excess of such amount. For the avoidance of doubt, the limitations set forth in this Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of any claim under Section 8.3(b). Notwithstanding anything in this Section 8.4(b) to the contrary, the limitations set forth in this Section 8.4(b) shall not apply to any claim based upon, arising out of, with respect to, or by reason of fraud. The maximum aggregate Liability of Buyer to the Seller Indemnified Parties for indemnification under Section 8.3 (including in respect of the Fundamental Representations of Buyer) will not exceed the Preliminary Purchase Price. Notwithstanding anything in this Section 8.4(b) to the contrary, the limitations set forth in this Section 8.4(b) shall not apply to any claim based upon, arising out of, with respect to, or by reason of fraud.

(c)    Notwithstanding anything to the contrary herein, for the purpose of determining the amount of Losses that are the subject matter of a claim for indemnification by any Buyer Indemnified Party hereunder, each representation, warranty, covenant, and agreement made by Sellers hereunder shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect”, “material adverse effect”, “in all material respects”, or similar qualifiers (but not in the case of “Material Contract(s)” or “Material License(s)”) as if such words and surrounding related words (e.g., “reasonably be expected to”, “could have”, “would have”, and similar restrictions and qualifiers) were deleted from such representation, warranty covenant, or agreement.

(d)    Each party hereto acknowledges and agrees that the representations and warranties in this Agreement are the product of negotiations among the parties hereto and represent an agreed allocation of risk among the parties hereto, regardless of the knowledge of any party hereto. Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all of the representations, warranties, covenants, and agreements of each other party hereto set forth herein (as qualified by the Schedules hereto). Accordingly, notwithstanding anything in this Agreement to the contrary, the rights to indemnification and payment of Losses under this ARTICLE VIII based on a breach of any of the representations, warranties, covenants, or agreements set forth in this Agreement or any Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by or on behalf of any of the parties hereto with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants, or agreements.

(e)    Any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnified Parties, arising out of, with respect to, or by reason of the Special Tax Matter shall be satisfied as follows: first, out of the Tax Escrow Amount, and second, to the extent such Losses exceed (individually or in the aggregate) the Tax Escrow Amount, (i) out of the Indemnity Escrow Amount, then finally, and only in the event such losses exceed (individually or in the aggregate) the Tax Escrow Amount, and the Indemnity Escrow Amount, (ii) directly from Sellers (jointly and severally in their individual capacities). Buyer and Sellers will, within five (5) Business Days after the Special Tax Matter End Date, deliver joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to cause the then-remaining Tax Escrow Amount, if any, to be released to Sellers, provided, that any amounts subject to a then-pending indemnification claim will remain in escrow until such claim is finally resolved. Nothing in this Section 8.4(e) shall limit any Buyer Indemnified Party’s rights under Law or this Agreement (including the right to set-off under Section 8.7).

(f)    Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, none of the limitations on indemnification set forth in this Section 8.4 shall apply to any indemnification claims arising out of, relating to, or resulting from fraud.

Section 8.5    Indemnification Procedures.

(a)    Third Party Claims.

(i)    If any third party shall notify any party hereto (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification against any other party hereto (the “Indemnifying Party”) under this ARTICLE VIII, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the Indemnifying Party’s ability to defend or resolve such Third Party Claim is materially and adversely affected thereby. Such written notice by the Indemnified Party shall describe in reasonable detail (based on information then available to the Indemnified Party) the Third Party Claim and the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii)    The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice, reasonably satisfactory to the Indemnified Party, so long as (1) the Indemnifying Party notifies the Indemnified Party, within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response or other responsive pleading) that the Indemnifying Party is assuming the defense of such Third Party Claim, provided, that if the Indemnifying Party assumes control of such defense the Indemnifying Party must first acknowledge in such notice its indemnification obligations hereunder without qualification or reservation of rights, subject to the limitations and other provisions of this ARTICLE VIII, (2) the Indemnifying Party conducts the defense of the Third Party Claim actively, diligently, in good faith and at its own cost and expense, (3) the Third Party Claim (A) does not involve injunctive, equitable, or other non-monetary relief against the Indemnified Party, (B) is not one in which the Indemnified Party reasonably determines, after consultation with its counsel, that use of the counsel selected by the Indemnifying Party to represent the Indemnified Party would be reasonably likely to present such counsel with a conflict of interest, (C) does not relate to or otherwise arise in connection with any criminal or regulatory Action or any Action by any Governmental Authority (including any Action in respect of Taxes), (D) is not one in which an adverse judgment would, in the good faith judgment of the Indemnified Party, likely be materially adverse to the Indemnified Party’s business, and (E) does not involve, in the case of Sellers as the Indemnifying Party, a customer, supplier or vendor to the Company, (4) the assumption of defense of the Third Party Claim by the Indemnifying Party is not reasonably likely to cause a Buyer Indemnified Party to lose coverage under the R&W Insurance Policy, and (5) a Buyer Indemnified Party or the insurer is not required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy.

(iii)    The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel (x) to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest or (y) to the extent incurred (1) prior to the date the Indemnifying Party effectively assumes control of the defense of such Third Party Claim) or (2) during the pendency of such Third Party Claim if the Indemnifying Party requests any cooperation or assistance from the Indemnified Party or the Indemnified Party is otherwise requested or required to participate in any aspect of such Third Party Claim).

(iv)    The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (which such consent may not be unreasonably withheld, conditioned, or delayed) unless such judgment, compromise, or settlement (1) includes, as a condition to any settlement or other resolution, a complete and irrevocable general release of the Indemnified Party and its Affiliates from all Liabilities in respect of such Third Party Claim and (2) involves no admission of wrongdoing by the Indemnified Party or any of its Affiliates and, without limiting the generality of the forgoing, no finding or admission of any violation of any Law or the rights of any Person by the Indemnified Party or any of its Affiliates.

(v)    In the event that the Indemnifying Party fails to assume the defense of a Third Party Claim in accordance with Section 8.5(a)(ii) or following the Indemnifying Party’s assumption of the defense of a Third Party Claim in accordance with Section 8.5(a)(ii) any of the conditions set forth in Section 8.5(a)(ii) becomes unsatisfied with respect to such Third Party Claim, then the Indemnified Party may assume control of the defense of such Third Party Claim to the entire exclusion (including with respect to the settlement or compromise of, or entry of judgment in, such Third Party Claim) and at the entire expense of the Indemnifying Party.

(b)    Direct Claims. If an Indemnified Party has a claim for indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the Indemnifying Party’s ability to defend or resolve such Direct Claim is materially and adversely affected thereby. Such notice by the Indemnified Party shall describe in reasonable detail (based on information then available to the Indemnified Party) the Direct Claim and the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (the “Claimed Amount”). Within thirty (30) days after delivery of such notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party timely disputes the payment of all or part of the Claimed Amount, then the Indemnifying Party and the Indemnified Party may assert all rights available to such party hereunder.

Section 8.6    No Contribution. Sellers acknowledge and agree that Sellers’ obligations to indemnify, defend, and hold harmless Buyer Indemnified Parties pursuant to this ARTICLE VIII is an obligation solely of Sellers. Neither Sellers nor any other Seller Indemnified Party shall have any legal or equitable right of contribution against Buyer, the Company, or any other Buyer Indemnified Party with respect to any Losses required to be indemnified by Sellers hereunder. Sellers hereby agree that they shall not make any claim for indemnification against Buyer or any other Buyer Indemnified Party by reason of the fact that Sellers or any of their respective Representatives was a controlling person, equityholder, director, officer, manager, employee, agent, or other Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation, or otherwise) with respect to any claim brought by any Buyer Indemnified Party against such Person (whether such claim is pursuant to this Agreement, applicable Law, or otherwise).

Section 8.7    Right of Set-Off. Sellers agree that subject to the applicable limitations of this ARTICLE VIII (if any), all or any portion of any Losses incurred or suffered or alleged to be incurred or suffered by any Buyer Indemnified Party and for which Sellers may be liable under this ARTICLE VIII may, in any such case, at Buyer’s option upon at least five (5) days’ prior written notice from Buyer to Sellers describing in reasonable detail the nature and basis for such Losses, be set-off against any amount otherwise due and payable by Buyer to Sellers whether pursuant to this Agreement or otherwise. The right of set-off provided in this Section 8.7 is not intended to be, and shall not be, the exclusive means of collecting any Losses incurred or suffered by any Buyer Indemnified Party in connection with this Agreement.

Section 8.8    Exclusive Remedy. Except for (a) the remedies of specific performance or injunctive or other equitable relief, (b) claims for fraud, (c) other remedies expressly provided in this Agreement (including Section 2.2 with respect to any adjustment to the Preliminary Purchase Price and with respect to the enforcement of any Ancillary Agreement and Section 7.4(e)), the indemnification rights set forth in this ARTICLE VIII and the rights of Buyer under the Escrow Agreement shall be the sole and exclusive monetary remedy of the parties hereto for any claim arising out of this Agreement or the Contemplated Transactions. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article VIII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 9.1):

If to Sellers:

Armando Gonzales

501 Ave. A Circle

Odessa, Texas 79763

Email: armando.gonzales@roundhouseelectric.com

Lee Hudson

7309 East County Road 96

Midland, Texas 79706

Email: lee.hudson@roundhouseelectric.com

with a copy (which will not constitute notice) to:

Atkins, Hollmann, Jones, Peacock, Lewis & Lyon, Inc.
3800 East 42nd Street
Odessa, Texas 79762
Attention: Melanie L. Hollmann
E-mail: mhollmann@odessalawfirm.com

If to Buyer or, after the Closing, the Company:

Longhorns Acquisition LLC
c/o Kingsway Search Xcelerator Inc.
10 South Riverside Plaza, Suite 1520
Chicago, Illinois 60606
Attention: John T. Fitzgerald
E-mail: jtfitzgerald@kingsway-financial.com

with a copy (which will not constitute notice) to:

Holland & Knight LLP
150 North Riverside Plaza, Suite 2700
Chicago, Illinois 60606
Attention: Paul R. Hogan
E-mail: Paul.Hogan@hklaw.com

Section 9.2    Expenses. Except as otherwise expressly set forth herein (including in the definition of “Transaction Expenses”), each party hereto shall be responsible for and shall pay all of its own costs and expenses (including the fees and expenses of its attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the Contemplated Transactions. Notwithstanding the foregoing, the fees and expenses (other than legal and accounting fees and expenses) of (a) the Escrow Agreement and (b) the R&W Insurance Policy (including the total premium, underwriting costs, brokerage commissions, Taxes related to such policy and other fees and expenses of such policy), shall be borne equally between Buyer, on the one hand, and Sellers, on the other hand.

Section 9.3    Interpretation. For purposes of this Agreement: (a) the definition of terms herein shall apply equally to the singular and the plural; (b) any pronoun shall include the corresponding masculine, feminine, and neuter forms; (c) the words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”; (d) the word “or” is not exclusive; (e) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole; and (f) the words “will” and “shall” have equal force and effect. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules, and Exhibits mean the Articles and Sections of, and Schedules, and Exhibits attached to and/or made a part of, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations shall be made, in accordance with GAAP. Where it is stated that a document, instrument, agreement or other item has been “provided to” or “made available to” Buyer (or any phrase of similar import is used herein), the same shall be interpreted as a representation and warranty that such document, instrument, agreement or other item has been uploaded to the virtual data room being maintained in connection with the Contemplated Transactions and has been readily and continuously accessible by Buyer and its Representatives for the period commencing on or prior to the date that is five (5) Business Days prior to the Closing Date and ending on the Closing Date.

Section 9.4    Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any modifications, qualifications, or exceptions to any representation or warranty disclosed on one Schedule will be deemed to be disclosed and incorporated under each such other applicable Schedule, without requiring a specific cross-reference to such disclosure made on another Schedule, if such disclosure would be appropriate and the relevance of such disclosure is readily apparent on the face of the disclosure (without any independent review or knowledge). Nothing contained in the Schedules will be deemed to constitute an admission against a party’s interest to a third party, including, without limitation, with respect to any violation of Law or breach of Contract or the existence or occurrence of any such violation or breach. In disclosing the information in the Schedules, with respect to third parties, no party expressly waives any attorney-client privileges or attorney work product protections as a result of disclosing information relating to pending, threatened or potential litigation herein, regardless of whether such party has asserted, or is or may be entitled to assert, such privileges and protections.

Section 9.5    Tables and Headings. The table of contents, table of defined terms, and headings set forth in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.7    Entire Agreement. This Agreement and the Ancillary Agreements constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter in any way. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits, and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 9.8    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties hereto may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party hereto of any of its obligations hereunder. Notwithstanding the foregoing, Buyer (a) may assign and delegate, in whole or in part, its rights and obligations pursuant to this Agreement to its Affiliates, (b) may assign and delegate this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Buyer, in connection with a sale of substantially all of the Equity Securities or assets of Buyer, or in connection with another disposition of substantially all of the Business, and (c) may assign any or all of its respective rights pursuant to this Agreement or any of the Ancillary Agreements to any of its lenders as collateral security.

Section 9.9    No Third Party Beneficiaries. Except as provided in Section 7.3 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party hereto so waiving. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege

Section 9.11    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 9.12    Consent to Jurisdiction and Service of Process. Subject to the dispute resolution procedures set forth in Section 2.2 and ARTICLE VII and to each party hereto’s right to seek equitable relief as contemplated by Section 9.14, each of the parties hereto irrevocably and unconditionally: (a) agrees that any action, suit, or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, whether based in contract, tort, or any other legal theory, shall be brought exclusively in the District Courts of Ector County, Texas or, if the foregoing court does not have subject matter jurisdiction, the United States District Court for the Western District of Texas, Midland Division and the appellate courts having jurisdiction of appeals in such courts or, if none of the foregoing courts has subject matter jurisdiction, the Superior Court of the State of Delaware and the appellate courts having jurisdiction of appeals in such court (collectively, the “Chosen Courts”); (b) consents and submits to the exclusive personal jurisdiction and venue of the Chosen Courts in any such action, suit, or proceeding; (c) waives, to the fullest extent permitted by applicable Law, and agrees not to assert, any claim, defense, or objection to the venue of the Chosen Courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal or transfer of any such action, suit, or proceeding to any court other than the Chosen Courts; and (e) consents to service of process on such party in the manner provided in Section 9.1 (provided, that nothing in this clause (e) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law).

Section 9.13    WAIVER OF RIGHT TO JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. ACCORDINGLY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.14    Specific Performance. The parties hereto agree that irreparable and ongoing damages, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, each party hereto agrees that in the event of any actual or threatened breach of this Agreement by any other party hereto, the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. In furtherance of the foregoing, each the parties hereto agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief as provided herein on the basis that any other party hereto has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 9.15    Attorneys’ Fees. Except as otherwise expressly set forth herein, in the event of any litigation or other action at law or suit in equity to enforce this Agreement or the rights of any party hereunder, the prevailing party in such litigation, action or suit shall be entitled to receive from the other party(ies) hereto its reasonable attorneys’ fees and other reasonable costs and expenses incurred therein.

Section 9.16    Entire Agreement. This Agreement (including the Exhibits, Schedules and Annexes hereto) and the Ancillary Agreements constitute the entire agreement and understanding, and supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 9.17    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“BUYER”

Longhorns Acquisition LLC

By:
Printed: John T. Fitzgerald
Title: Authorized Signatory

“SELLERS”

Armando Gonzales

Lee Hudson

[Signature Page to Stock Purchase Agreement]